Exhibit 2.3

Private & Confidential	Execution Version

Dated 29 June 2015

PETROJARL I L.L.C.

(as Borrower)

and

ABN AMRO CAPITAL USA LLC

and others

(as Facility Lenders)

and

ABN AMRO CAPITAL USA LLC

(as Facility Agent)

and

ABN AMRO CAPITAL USA LLC

(as Facility Security Trustee)

and

ABN AMRO CAPITAL USA LLC

and others

(as Mandated Lead Arrangers)

and

ABN AMRO CAPITAL USA LLC

(as sole Bookrunner)

and

ABN AMRO BANK N.V.

(as ECA Agent)

SECURED TERM LOAN FACILITY

of up to $180,000,000 in respect

of the FPSO known as “Petrojarl I”

Contents

Clause		Page

1	Definitions and Interpretation	1

2	The Loan and its Purposes	2

3	Conditions of Utilisation	3

4	Advance	7

5	Repayment	7

6	Prepayment	8

7	Interest	12

8	Indemnities	14

9	Fees	18

10	Security and Application of Moneys	19

11	Representations and Warranties	20

12	Undertakings and Covenants	24

13	Events of Default	29

14	Assignment and Sub-Participation	34

15	The Facility Agent, the ECA Agent, the Facility Security Trustee and the Facility Lenders	37

16	Set-Off	46

17	Payments	46

18	Notices	49

19	Partial Invalidity	51

20	Remedies and Waivers	51

21	Miscellaneous	51

22	Law and Jurisdiction	52

Schedule 1 Part 1: The Facility Lenders and the Commitments		54

Part 2: The MLAs		57

Schedule 2		58

Part 1: conditions precedent to first Advance		58

LOAN AGREEMENT (this Agreement) dated 29 June 2015

BETWEEN:

(1)

PETROJARL I L.L.C., a limited liability company formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960, Marshall Islands (the Borrower);

(2)

The financial institutions listed in Schedule 1, Part 1 as Atradius facility lenders, each acting through its office at the address indicated against its name in Schedule 1, Part 1 (together the Atradius Facility Lenders and each an Atradius Facility Lender);

(3)

The banks listed in Schedule 1, Part 1 as commercial facility lenders, each acting through its office at the address indicated against its name in Schedule 1, Part 1 (together the Commercial Facility Lenders and each a Commercial Facility Lender);

(4)	ABN AMRO CAPITAL USA LLC acting as Facility Agent (in that capacity the Facility Agent);

(5)	The banks listed in Schedule 1, Part 2 acting as mandated lead arrangers (in that capacity the MLAs);

(6)	ABN AMRO CAPITAL USA LLC acting as Facility Security Trustee (in that capacity the Facility Security Trustee);

(7)	ABN AMRO CAPITAL USA LLC acting as sole bookrunner (in that capacity the Bookrunner); and

(8)	ABN AMRO BANK N.V. acting as ECA Agent (in that capacity the ECA Agent).

WHEREAS:

Each of the Facility Lenders has agreed to advance to the Borrower its Commitment (aggregating, with all the other Commitments, a term loan facility of up to one hundred and eighty million Dollars ($180,000,000)) for (i) in respect of the Atradius Facility, (a) reimbursement of up to eighty five per cent. (85%) of payments to the Builder of the Contract Price, and (b) payments to Atradius of the Atradius Premium, and (ii) in respect of the Commercial Facility, the Refurbishment Costs.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement unless the context otherwise requires, words and expressions defined in Schedule 5 have the same meanings in this Agreement.

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6

references to any document (including, without limitation, to all or any of the Transaction Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to any Facility Beneficiary include its successors, transferees and assignees;

1.2.9	a time of day (unless otherwise specified) is a reference to New York time;

1.2.10

references to a regulation include any regulation, rule, official directive, requirement, request or guideline (whether or not having the force of law but if not having the force of law being one with which persons to whom it is addressed or applicable generally comply) of any governmental, intergovernmental or supranational body, agency, authority, department or central bank or any regulatory, self-regulatory or other authority or organisation;

1.2.11

references to assets include all or part of any present and future business, undertaking, real property, personal property, uncalled capital, revenue and any rights of any description (whether actual or contingent, present or future) to receive, or require delivery of, any of the foregoing;

1.2.12

guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any Indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its Indebtedness and guaranteed shall be construed accordingly;

1.2.13

a law (1) includes any common law, statue, decree, constitution, regulation, order, judgment or directive of any governmental entity; (2) includes any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party; (3) includes any judicial or administrative interpretation or application thereof and (4) is a reference to that provision as amended, substituted or re-enacted;

1.2.14	references to any enactment shall be deemed to include references to such enactment as re-enacted, modified, amended or extended; and

1.2.15	an Event of Default occurring as a result of a breach of the obligations under clause 12.1.10 may not be remedied and remains continuing unless or until it has been waived.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Facility Beneficiary and the Borrower or their representatives prior to the date of this Agreement.

2	The Loan and its Purposes

2.1	Amounts

Subject to the terms of this Agreement:

2.1.1

Each of the Commercial Facility Lenders agrees to make available to the Borrower its Commercial Facility Commitment of a term loan facility in an aggregate amount not exceeding the Total Commercial Facility Commitments.

2.1.2

Each of the Atradius Facility Lenders agrees to make available to the Borrower its Atradius Facility Commitment of a term loan facility in an aggregate amount not exceeding the Total Atradius Facility Commitments.

2.2	Facility Beneficiaries’ obligations

2.2.1

The obligations of each Facility Beneficiary under the Facility Documents are several. Failure by a Facility Beneficiary to perform its obligations under the Facility Documents does not affect the obligations of any other party to the Facility Documents. No Facility Beneficiary is responsible for the obligations of any other Facility Beneficiary under the Facility Documents.

2.2.2

The rights of each Facility Beneficiary under or in connection with the Facility Documents are separate and independent rights and any debt arising under the Facility Documents to a Facility Beneficiary from a Security Party shall be a separate and independent debt.

2.2.3

A Facility Beneficiary may, except as otherwise stated in the Facility Documents, separately enforce its rights under the Facility Documents, provided that no Facility Beneficiary acting alone in its capacity as a Facility Lender shall be entitled to declare an Event of Default.

2.3	Purposes

The Borrower shall apply the Loan for the purposes referred to in the Recital.

2.4	Monitoring

No Facility Beneficiary is bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1	Conditions precedent to first Commercial Facility Advance or first Atradius Facility Advance

The Facility Lenders will only be obliged to make the first Advance if:

3.1.1	the Facility Agent (or its duly authorised representative) has received the documents and other evidence listed in Schedule 2, Part 1 of this Agreement;

3.1.2

on the date of the Drawdown Notice and on the proposed Drawdown Date no Default or event or circumstance specified in clause 6.4 or 6.8 of this Agreement is continuing or would result from the making of the first Advance; and

3.1.3

on the date of the Drawdown Notice and on the proposed Drawdown Date the representations made by the Borrower under clause 11 (other than that in clauses 11.2, 11.6 and 11.18) are true in all material respects.

3.2	Conditions precedent to each subsequent Advance

The Facility Lenders will only be obliged to make an Advance (other than the first Advance, the Delivery Commercial Facility Advance and the final Advances) if:

3.2.1	the Facility Agent (or its duly authorised representative) has received the documents and other evidence listed in Schedule 2, Part 2 of this Agreement;

3.2.2

on the date of the Drawdown Notice and on the proposed Drawdown Date, no Default or event or circumstance specified in clause 6.4 or 6.8 of this Agreement is continuing or would result from the making of that Advance;

3.2.3

on the date of the Drawdown Notice and on the proposed Drawdown Date, the representations made by the Borrower under clause 11 (other than that in clauses 11.2, 11.6 and 11.18) are true in all material respects;

3.2.4	the first Advance referred to in clause 3.1 has been made.

3.3	Conditions precedent to Completion Time

The Borrower shall procure that the Facility Agent (or its duly authorised representative) has received the documents and other evidence listed in Schedule 2, Part 3 of this Agreement by the earlier of (i) the date falling ten (10) Banking Days after the Delivery Date, and (ii) the date of the Delivery Commercial Facility Advance (the Completion Time).

3.4	Conditions precedent to the Delivery Commercial Facility Advance

The Commercial Facility Lenders will only be obliged to make the Delivery Commercial Facility Advance if:

3.4.1	the Facility Agent (or its duly authorised representative) has received the documents and other evidence listed in Schedule 2, Part 4 of this Agreement;

3.4.2

on the date of the Drawdown Notice and on the proposed Drawdown Date, no Default or event or circumstance specified in clause 6.4 or 6.8 of this Agreement is continuing or would result from the making of the Delivery Commercial Facility Advance;

3.4.3

on the date of the Drawdown Notice and on the proposed Drawdown Date, the representations made by the Borrower under clause 11 (other than that in clauses 11.2, 11.6 and 11.18) are true in all material respects;

3.4.4	the Advance referred to in clause 3.1 has been made and the Delivery Date has occurred.

3.5	Conditions precedent to final Advances

The Facility Lenders will only be obliged to make the final Advances if:

3.5.1	the Facility Agent (or its duly authorised representative) has received the documents and other evidence listed in Schedule 2, Part 5 of this Agreement;

3.5.2

on the date of the Drawdown Notice and on the proposed Drawdown Date, no Default or event or circumstance specified in clause 6.4 or 6.8 of this Agreement is continuing or would result from the making of the final Advances;

3.5.3

on the date of the Drawdown Notice and on the proposed Drawdown Date, the representations made by the Borrower under clause 11 (other than that in clauses 11.2, 11.6 and 11.18) are true in all material respects;

3.5.4	the Advances referred to in clause 3.1 and clause 3.4 have been made and the Completion Time has occurred.

3.6	Drawing limit

The Facility Lenders will only be obliged to make an Advance if:

3.6.1	the proposed Drawdown Date is a Banking Day within the Availability Period;

3.6.2

if that Advance is an Atradius Facility Advance and there is no outstanding notice relating to the Facility from Atradius requiring the Atradius Facility Lenders to suspend the making of that Atradius Facility Advance and no Atradius Facility Lender is required by the terms and conditions applying to the Atradius Insurance Policy to suspend the making of that Atradius Facility Advance; and

3.6.3

if that Advance is an Atradius Facility Advance, the ECA Agent (acting on the instructions of the Atradius Facility Lenders) is satisfied that the Atradius Insurance Policy is in full force and effect, all conditions of the Atradius Insurance Policy have been satisfied in full and/or waived and the Atradius Insurance Policy applies to each Atradius Facility Advance (including that Atradius Facility Advance).

For the avoidance of doubt, only eight (8) Drawdown Notices may be submitted, with each Drawdown Notice specifying up to two Advances, being one Commercial Facility Advance and one Atradius Facility Advance, under the terms of this Agreement up to and including the end of the Availability Period and each such Advance shall be in accordance with this clause 3.

3.7	Termination Date

No Facility Lender shall or shall be under any obligation to advance all or any part of its Commitment after the end of the Availability Period and any such undrawn Commitments shall be reduced to zero on the last day of the Availability Period.

3.8	Conditions subsequent

The Borrower undertakes to deliver or to cause to be delivered to the Facility Agent on, or as soon as reasonably practicable after, the relevant Drawdown Date (or within any time period specified in Schedule 2, Part 6 of this Agreement) the additional documents and other evidence listed in Schedule 2, Part 6 of this Agreement.

3.9	No Waiver

If the Facility Lenders in their sole discretion agree to make an Advance to the Borrower before all of the documents and evidence required by clause 3.1, 3.2, 3.3, 3.4 and/or 3.5 have been delivered to or to the order of the Facility Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Facility Agent no later than the date specified by the Facility Agent, except to the extent expressly waived by the Facility Agent in writing.

The making of an Advance under this clause 3.9 shall not be taken as a waiver of the Facility Lenders’ right to require production of all the documents and evidence required by clause 3.1, 3.2, 3.3, 3.4 and/or 3.5.

3.10	Form and content

All documents and evidence delivered to the Facility Agent under this clause 3 shall:

3.10.1	be in form and substance reasonably acceptable to the Facility Agent; and

3.10.2	if reasonably required by the Facility Agent, be certified, notarised, legalised or attested in a manner acceptable to the Facility Agent.

3.11	Notification

3.11.1

The Facility Agent shall as soon as practicable following satisfaction of the conditions precedent in this clause 3, notify all the Facility Lenders accordingly and provide to them a copy of any written confirmation received from the legal advisers to the Facility Agent.

3.11.2

For the avoidance of doubt, the Borrower shall not be prohibited from requesting an Advance in accordance with clause 4.1 solely as a result of any of the conditions precedent in this clause 3 being incomplete or unsatisfied as of the date such Drawdown Notice is delivered in accordance with clause 4.1.

3.12	Rebalancing

The Borrower may, by giving the Rebalancing Notice to the Facility Agent no later than ten (10) Banking Days prior to the end of the Availability Period and in any event prior to the issuing of the Drawdown Notice for the final Advance, require, and the other parties to this Agreement agree, that once the full amount of the Contract Price has been paid to the Builder and reimbursed by (to the extent permitted hereunder) Atradius Facility Advances:

3.12.1

If the Atradius Loan is less than the Atradius Facility Commitments (the Decrease Amount), the following occurs on the date specified in the Rebalancing Notice (being no later than the Drawdown Date specified in the Drawdown Notice for the final Advance):

(a)	each Atradius Facility Lender shall transfer its rights and obligations in the undrawn Atradius Facility Commitments to the Commercial Facility Lenders in their Commercial Proportionate Share;

(b)	each Commercial Facility Lender in its Commercial Proportionate Share shall assume those rights and obligations;

(c)

the Commercial Facility Commitments shall be increased by the Decrease Amount and be available for drawing under the Commercial Facility in accordance with the terms of this Agreement and the Atradius Facility Commitments shall be decreased by the Decrease Amount and no longer be available for drawing as an Atradius Facility Advance in accordance with the terms of this Agreement;

(d)

the Borrower and each Commercial Facility Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and that Commercial Facility Lender would have assumed and/or acquired had the Decrease Amount been a Commercial Facility Commitment; and

(e)

the Borrower and each Atradius Facility Lender shall release its rights and obligations towards one another in respect of the Decrease Amount under the Atradius Facility Commitments and no further Atradius Facility Advances may be made.

3.12.2

If eighty five per cent. (85%) of the Aggregate Dollar Equivalent Amount of the Contract Price is more than the Atradius Facility Commitments (the Increase Amount) and there are undrawn Commercial Facility Commitments which are equal to or greater than the Increase Amount, the following occurs on the date specified in the Rebalancing Notice (being no later than the Drawdown Date specified in the Drawdown Notice for the final Advance):

(a)

each Commercial Facility Lender shall transfer its rights and obligations in the undrawn Commercial Facility Commitments in their Commercial Proportionate Share (up to a maximum of the Increase Amount) to the Atradius Facility Lenders in their Atradius Proportionate Share;

(b)	each Atradius Facility Lender in its Atradius Proportionate Share shall assume those rights and obligations;

(c)

the Atradius Facility Commitments shall be increased by the Increase Amount and be available for drawing under the Atradius Facility in accordance with the terms of this Agreement and the Commercial Facility Commitments shall be decreased by the Increase Amount and such amount shall no longer be available for drawing as a Commercial Facility Advance in accordance with the terms of this Agreement;

(d)

the Borrower and each Atradius Facility Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and that Atradius Facility Lender would have assumed and/or acquired had the Increase Amount been an Atradius Facility Commitment;

(e)

the Borrower and each Commercial Facility Lender shall release its rights and obligations towards one another in respect of the Increase Amount under the Commercial Facility Commitments, PROVIDED (in the case of both clauses 3.12.1 and 3.12.2) that the ECA Agent is satisfied that the Atradius Insurance Policy is and continues to be valid and effective following the transfers and increases/decreases referred to in this clause 3.12.

4	Advance

4.1	Drawdown Request

Subject to clause 3, the Borrower may request an Advance to be advanced in one amount on any Banking Day prior to the end of the Availability Period by delivering to the Facility Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than four (4) Banking Days before the proposed Drawdown Date or such shorter period as the Facility Agent may agree.

4.2	Facility Lenders’ participation

Subject to clauses 2 and 3, the Facility Agent shall notify each Facility Lender of the receipt of a Drawdown Notice (attaching a copy thereof) not fewer than four (4) Banking Days (or such shorter period as may be agreed by all Facility Lenders) before the proposed Drawdown Date, following which:

4.2.1	in the case of a Commercial Facility Advance, the Commercial Facility Lenders shall each advance their Commercial Proportionate Share of that Commercial Facility Advance; and

4.2.2	in the case of an Atradius Facility Advance, the Atradius Facility Lenders shall each advance their Atradius Proportionate Share of that Atradius Facility Advance,

in each case, to the Borrower through the Facility Agent on the relevant Drawdown Date.

5	Repayment

5.1	Repayment of the Loan

Subject to clause 5.3 below, the Borrower will, on each Application Date, repay the Atradius Loan in an amount equal to eight million and eight hundred thousand Dollars ($8,800,000) and repay the Commercial Loan in an amount equal to nine million and two hundred thousand Dollars ($9,200,000). The Borrower shall on the Final Maturity Date repay to the Facility Agent as agent for the Commercial Facility Lenders, the Commercial Final Payment, together with all interest and all other amounts payable under this Agreement and the Facility Documents due to the Commercial Facility Lenders. The Borrower shall on the Final Maturity Date repay to the Facility Agent the Atradius Final Payment, together with all interest and other amounts payable under this Agreement, the Facility Documents and the Atradius Insurance Policy due to the Atradius Facility Lenders.

5.2	Reborrowing

No amounts repaid or prepaid under this Agreement may be reborrowed.

5.3	Schedule of Repayment Amounts

5.3.1	The repayment amounts specified in clause 5.1 are based on the assumptions that:

(a)	The first Application Date shall occur on the earlier of the date falling (i) six (6) Months after the Charter Date of Acceptance, and (ii) twelve Months after the Delivery Date;

(b)	Repayments will be based on a 5 year linear repayment profile commencing on the earlier of (i) the Charter Date of Acceptance, and (ii) the date falling six (6) Months after the Delivery Date; and

(c)	The Atradius Loan will be eighty eight million Dollars ($88,000,000) and the Commercial Loan will be ninety two million Dollars ($92,000,000).

5.3.2

By no later than the date falling ten (10) Banking Days following the last day of the Availability Period, the Facility Agent shall prepare a Schedule of Repayment Amounts reflecting the actual Application Dates, the actual facts and circumstances contemplated by those assumptions and the actual repayment amounts resulting therefrom, and such Schedule of Repayment Amounts shall (in the absence of manifest error) be the Schedule of Repayment Amounts for all purposes of this Agreement. The Facility Agent shall provide to all other parties to this Agreement (other than the Hedging Providers) a copy of the Schedule of Repayment Amounts but for the avoidance of doubt, the Facility Agent shall not be entitled to prepare the Schedule of Repayment Amounts in such a way which would otherwise require the consent of all the Facility Lenders pursuant to clause 15.4.1 of this Agreement.

5.3.3

If at any time a prepayment of part of the Loan is made pursuant to the terms of this Agreement, the Facility Agent shall, following such prepayment, re-calculate the Schedule of Repayment Amounts and prepare a replacement Schedule of Repayment Amounts (which, in the absence of manifest error, shall replace the existing Schedule of Repayment Amounts and shall be the Schedule of Repayment Amounts for all purposes of this Agreement) on the basis that the amount of such prepayment shall be applied in accordance with clause 6.14.4 of this Agreement. The Facility Agent shall notify all other parties to this Agreement (other than the Hedging Providers) of such recalculation and provide to them a copy of the replacement Schedule of Repayment Amounts.

6	Prepayment

6.1	Mandatory prepayment of Loan caused by Illegality

If it becomes unlawful in any applicable jurisdiction for a Facility Lender to fund or maintain its Commitment as contemplated by this Agreement or to fund or maintain the Loan:

(a)	that Facility Lender shall promptly notify the Facility Agent of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Facility Lender (to the extent not already advanced) will be immediately cancelled; or

(c)

if advanced, the Borrower shall repay that Facility Lender’s Proportionate Share of the Loan on the last day of its current Interest Period or, if earlier, the date specified by that Facility Lender in the notice delivered to the Facility Agent and notified by the Facility Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Loan shall be reduced by the amount of that Facility Lender’s Proportionate Share of the Loan. Prior to the date on which repayment is required to be made under this sub-clause (c) the affected Facility Lender shall negotiate in good faith with the Borrower to find an alternative method or lending base in order to maintain its Commitment in the Facility.

6.2	Sale or Disposal

In the event of a sale or disposal or scrapping of the Vessel, the Total Commitments shall be reduced to zero on the date of such sale or disposal or scrapping. If any part of the Loan is outstanding the Borrower shall, on the date of the sale or disposal or scrapping, prepay the Loan in full together with any other outstanding amounts in relation to the Facility Documents. Any such prepayment shall oblige the Borrower to make payment of all interest and Commitment Fee accrued on the amount so reduced up to and including the date of reduction together with any Break Costs in respect of such reduced amount if the date of such reduction is not the final day of an Interest Period. Any such reduction of the Total Commitments shall not be reversed.

6.3	Total Loss

In the event that the Vessel becomes a Total Loss, on the earlier to occur of (a) the date of receipt of the Total Loss Proceeds and (b) the date falling one hundred and eighty (180) days after the occurrence of the Total Loss, the Total Commitments shall be reduced to zero. Any such reductions in the Total Commitments shall not be reversed. If any part of the Loan is outstanding the Borrower shall, on the earlier to occur of (i) the date on which the Borrower receives such Total Loss Proceeds and (ii) the one hundred and eightieth day after the date of such Total Loss occurring, prepay the Loan in full PROVIDED ALWAYS that if such date is not the final day of an Interest Period, the Borrower may instead place the relevant sum in an account with the Facility Agent, charged to the Facility Agent in a manner reasonably acceptable to the Facility Lenders, with an irrevocable instruction to the Facility Agent to apply such sum in prepayment of the Loan on the final day of such Interest Period. Any such prepayment shall not be reborrowed and clause 8.3 shall apply to any such prepayment.

6.4	Change of Control

6.4.1	If:

(a)	at a time when all management powers over the business and affairs of TOO are vested in a general partner:

(i)	Teekay ceases to own a minimum of fifty per cent. (50%) of the voting rights in the General Partner; or

(ii)	the General Partner ceases to be the general partner of TOO; or

(b)

at a time when all management powers over the business and affairs of TOO become vested in a board of directors of TOO, Teekay ceases to own or does not own, directly or indirectly, a minimum of fifty per cent. (50%) of the voting rights to elect the members of the board of directors of TOO or the voting rights to elect a minimum of fifty per cent. (50%) of the board of directors of TOO, then unless such change of control has been remedied within thirty (30) days of such event occurring, the Total Commitments shall immediately be reduced to zero and the Borrower shall prepay the Loan in full. Any such reductions in the Total Commitments shall not be reversed.

6.4.2

If there is any sale of any membership interests of the Borrower and/or any shares in the Bareboat Charterer and/or any interest in such membership interests or shares or any other change in the legal or beneficial ownership of the Borrower from that advised to the Facility Agent at the date of this Agreement without the Facility Agent’s prior written consent (provided that the Facility Agent’s consent shall not be required to any change of ownership within the TOO Group) then the Total Commitments shall immediately be reduced to zero and the Borrower shall prepay the Loan in full. Any such reductions in the Total Commitments shall not be reversed.

6.5	Project Documents

6.5.1	In the event that:

(a)

any of the Project Documents is terminated by the Borrower, the Bareboat Charterer, the Operator or any of their respective Affiliates by reason of breach by the Charterer, Builder, a Charterer Guarantor and/or QGEP; or

(b)

any of the Project Documents is breached by the Charterer, Builder, a Charterer Guarantor, the Bond Guarantor and/or QGEP, in a manner that gives rise to a right to terminate such Project Document or treat it as repudiated, by the Borrower and/or the Bareboat Charterer and/or the Operator and such breach has a Material Adverse Effect of the type referred to in sub-paragraph (b) of that definition; or

(c)

any of the Project Documents is terminated by the Charterer, Builder, QGEP and/or a Charterer Guarantor by reason of a force majeure event or termination for convenience (howsoever described) in the Charter, Refurbishment Contract, the Charter Guarantees and/or Operations Agreement (as the case may be), then, unless:

(i)	in the case of the Operations Agreement, a replacement Operations Agreement (as applicable) is entered into within sixty (60) days;

(ii)	in the case of the Refurbishment Contract, a replacement Refurbishment Contract is entered into within ninety (90) days; or

(iii)	in the case of any other Project Document (excluding the Operations Agreement and Refurbishment Contract), a replacement Project Document is entered into within one hundred and eighty (180) days,

by (as the case may be) the Borrower, Bareboat Charterer and/or the Operator and/or another Subsidiary of the relevant Sponsor acceptable to the Facility Lenders (acting reasonably), on terms reasonably acceptable to the Facility Lenders, then the Total Commitments shall be immediately reduced to zero and the Borrower shall prepay the Loan in full.

6.6	Unlawfulness

In the event that any Transaction Document or any material provision thereof becomes unlawful, unenforceable or ineffective for any reason or any of the Facility Security Documents comprising a Security Interest ceases to constitute a valid first priority Security Interest over the asset or property to which it relates, and such unlawfulness, unenforceability, ineffectiveness or, as the case may be, lack of valid first priority Security Interest is not remedied, if remediable, to the satisfaction of the Facility Agent within thirty (30) days after written notice from the Facility Agent, the Total Commitments shall be reduced to zero and the Borrower shall prepay the Loan in full.

6.7	Abandonment

In the event that the Vessel is abandoned (other than where clause 6.3 applies), on the date of abandonment the Total Commitments shall be reduced to zero and the Borrower shall prepay the Loan in full.

6.8	Termination of the Atradius Insurance Policy

6.8.1

If at any time during the Facility Security Period any of the obligations of Atradius (to the extent such obligations are continuing) under the Atradius Insurance Policy is terminated, cancelled, becomes invalid, unenforceable or otherwise ceases to be in full force and effect, then:

(a)	no Atradius Facility Lender shall be obliged to fund an Atradius Facility Advance;

(b)	the Total Atradius Facility Commitments shall be reduced to zero; and

(c)

as of the time falling fifteen (15) Banking Days after such event occurs the Atradius Loan together with accrued interest and all other sums payable under this Agreement and any other Facility Document to the Atradius Facility Lenders shall be immediately due and payable.

6.9	Insolvency of Project Counterparties

In the event that an Insolvency Event occurs in relation to the Charterer, the Builder and/or Operator (in each case only at any time at which that Project Counterparty (other than the Builder) has any actual or contingent obligations under a Project Document), then unless (a) in the case of an Insolvency Event in respect of the Charterer, a replacement charter is entered into within one hundred and eighty (180) days by the Bareboat Charterer with a replacement charterer, (b) in the case of an Insolvency Event in respect of the Builder, either (i) a replacement construction contract is entered into within ninety (90) days by the Borrower with a replacement builder, or (ii) the Delivery Date has occurred, and/or (c) in the case of an Insolvency Event in respect of the Operator, a replacement operations agreement is entered into within sixty (60) days by a replacement operator in favour of QGEP, in each case acceptable to the Facility Agent (acting on the instructions of all the Facility Lenders (acting reasonably) and Atradius), then the Total Commitments shall be immediately reduced to zero and the Borrower shall prepay the Loan in full.

6.10	Charter Date of Acceptance

If, the Charter Date of Acceptance has not occurred by 7 October 2016, then the Total Commitments shall be immediately reduced to zero and the Borrower shall, on such date, prepay the Loan in full.

6.11	Refurbishment Contract

In the event that the Refurbishment Contract is materially amended without prior written consent of all the Facility Lenders (and for the avoidance of doubt, utilisation by the Borrower of all or any part of the Contingency Amount in the Budget (to the extent still available) shall not, in and of itself, be material), transferred, sold, novated, terminated or cancelled (other than in the circumstances set out in clause 6.5, in which case clause 6.5 shall apply), then the Total Commitments shall be reduced to zero and the Borrower shall prepay the Loan in full.

6.12	Valuation

If the Valuation provided pursuant to Part 3 of Schedule 2 evidences that the Loan is more than eighty per cent (80%) of the value of the Vessel, the Borrower shall within ten (10) days of delivery of the Valuation prepay the Loan by an amount equal to the amount of the excess.

6.13	Voluntary prepayment of Loan

6.13.1

The Borrower may prepay the whole or any part of the Loan (but, if in part, being in a minimum amount of one million Dollars ($1,000,000) such amount to be in integral multiples of one million Dollars ($1,000,000) or such other amount as may be agreed by the Facility Agent) provided that it gives the Facility Agent not less than five (5) days’ prior written notice.

6.13.2	If any Facility Lender is a Notified Lender:

(a)	the Borrower may require that the Commitment of that Facility Lender (to the extent not already advanced) may be immediately cancelled; or

(b)	if advanced, the Borrower may repay that Facility Lender’s Proportionate Share of the Loan and the Loan shall be reduced by the amount of that Facility Lender’s Proportionate Share of the Loan.

6.13.3	If any Facility Lender is a Defaulting Facility Lender:

(a)	the Borrower may require that the Commitment of that Facility Lender (to the extent not already advanced) may be immediately cancelled; or

(b)	if advanced, the Borrower may repay that Facility Lender’s Proportionate Share of the Loan and the Loan shall be reduced by the amount of that Facility Lender’s Proportionate Share of the Loan.

6.14	Restrictions and order of application

6.14.1

Any notice of prepayment given under this clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

6.14.2

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs which shall be payable pursuant to clause 8.3, without premium or penalty. No amount prepaid shall be reborrowed.

6.14.3	If the Facility Agent receives a notice under this clause 6 it shall promptly forward a copy of that notice to the Borrower and/or the Facility Lenders, as appropriate.

6.14.4

The amount of any prepayment (other than a prepayment made in accordance with clauses 6.1, 6.13.2, 6.13.3 and/or 6.8) shall be applied towards prepayment of the Loans in inverse order of maturity of each Loan and on a pro rata basis across each Loan.

7	Interest

7.1	Interest Periods

Subject to clause 7.2, each Interest Period shall be for a duration of three (3) Months or such other duration as may be agreed by the Facility Agent (acting on the instructions of all the Facility Lenders) and provided that the Facility Lenders have received two (2) Banking Days prior notice of such alternative duration.

7.2	Beginning and end of Interest Periods

7.2.1

The initial Interest Period in respect of the first Advance shall commence on the Drawdown Date for the first Advance and shall end on the next following Quarter Date and each subsequent Interest Period in respect of the first Advance shall commence on the expiry of the previous Interest Period and end on the next following Quarter Date;

7.2.2

The initial Interest Period for any other Advance shall commence on the Drawdown Date for that Advance and shall end on the last day of the then current Interest Period in respect of the Loan and, on the last day of such Interest Period, the amount of that Advance shall be consolidated with the Loan and shall thereafter together constitute the Loan;

7.2.3

The Interest Period commencing on the second Quarter Date falling on or after the earlier of (i) the Charter Date of Acceptance and (ii) six (6) Months after the Delivery Date, shall commence on that Quarter Date and end on the first Application Date; and

7.2.4

Any other Interest Period in respect of the Loan shall commence on the day following the previous Application Date or previous Interest Period and shall end on the last day of its current Interest Period selected in accordance with clause 7.1.

7.3	Interest Periods to meet Final Maturity Date or Application Date

If an Interest Period would otherwise expire after the Final Maturity Date or any Application Date, that Interest Period shall expire on the Final Maturity Date or that Application Date, as the case may be.

7.4	Non-Banking Days

If an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not).

7.5	Interest rate

During each Interest Period interest shall accrue on the Loans at the rate determined by the Facility Agent to be the aggregate of (a) the applicable Margin and (b) LIBOR.

7.6	Accrual and payment of interest

Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Facility Agent for the account of the Facility Lenders on the last day of each Interest Period.

7.7	Default interest

If the Borrower fails to pay any amount payable by it under a Facility Document on its due date, interest shall accrue on the overdue amount from the due date, subject to any applicable grace period, up to the date of actual payment (both before and after judgment) at a rate which is one point five per cent (1.5%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each selected by the Facility Agent (acting reasonably). Any interest accruing under this clause 7.7 shall be immediately payable by the Borrower on demand by the Facility Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.8	Market disruption

7.8.1

(a)

If a Market Disruption Event specified in clause 7.8.2(a) occurs in relation to the Loan for any Interest Period, then the rate of interest on each Facility Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)

the rate notified to the Facility Agent by that Facility Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Facility Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)

If a Market Disruption Event specified in clause 7.8.2(b) occurs in relation to the Loan for any Interest Period, then the rate of interest on each Notified Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)

the rate notified to the Facility Agent by that Notified Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Notified Lender of funding its participation in the Loan from whatever source it may reasonably select.

7.8.2	In this Agreement Market Disruption Event means:

(a)

at or about 11.00 am London time two (2) Banking Days before the first day of the relevant Interest Period neither the Screen Rate nor the Interpolated Screen Rate is available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant currency and Interest Period; or

(b)

before close of business in London two (2) Banking Days before the first day of the relevant Interest Period, the Facility Agent receives notifications from a Facility Lender or Facility Lenders (whose participations in the Loan exceed fifty per cent. of the Loan or more) (each a Notified Lender) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

7.9	Alternative basis of interest or funding

7.9.1

If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

7.9.2	Any alternative basis agreed pursuant to clause 7.9.1 above shall:

(a)	In the case of a Market Disruption Event specified in clause 7.8.2(a), with the prior consent of all the Facility Lenders and the Borrower, be binding on all parties; and

(b)

In the case of a Market Disruption Event specified in clause 7.8.2(b), with the prior consent of all the Notified Lenders and the Borrower be binding on all parties (but such alternative basis shall not be applicable to the Facility Lenders which are not Notified Lenders).

7.10	Determinations conclusive

The Facility Agent shall promptly notify the Borrower of the determination of a rate of interest under this clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1	Transaction expenses

The Borrower will, within fourteen (14) days of the Facility Agent’s written demand, pay the Facility Agent (for the account of the Facility Beneficiaries and/or Atradius) the amount of all reasonable out of pocket costs and expenses (including legal fees, the cost of obtaining an initial insurance report (and of obtaining further insurance reports only if there is a material change in the terms of the Insurances or material change in the marine insurance market), and Value Added Tax or any similar or replacement tax if applicable) incurred by the Facility Beneficiaries and/or Atradius or any of them in connection with:

8.1.1

the negotiation, preparation, printing, execution, syndication administration and registration of the Facility Documents, the Atradius Insurance Policy and the Hedging Agreements (whether or not any Facility Document, the Atradius Insurance Policy or Hedging Agreement is actually executed or registered and whether or not an Advance is made);

8.1.2	any amendment, addendum or supplement to any Facility Document, the Atradius Insurance Policy or Hedging Agreement (whether or not completed); and

8.1.3

any other document which may at any time be reasonably required by a Facility Beneficiary, and/or Atradius to give effect to any Facility Document, the Atradius Insurance Policy or Hedging Agreement or which a Facility Beneficiary and/or Atradius is entitled to call for or obtain under any Facility Document, the Atradius Insurance Policy or Hedging Agreement.

8.2	Funding costs

The Borrower shall indemnify each Facility Beneficiary, by payment to the Facility Agent (for the account of that Facility Beneficiary) on the Facility Agent’s written demand, against all losses and costs incurred or sustained by that Facility Beneficiary if, for any reason due to a default or other action by the Borrower, an Advance is not made to the Borrower after the relevant Drawdown Notice has been given to the Facility Agent, or is advanced on a date other than that requested in the Drawdown Notice.

8.3	Break Costs

As a result of a Facility Beneficiary receiving any prepayment of all or any part of the Loan (whether pursuant to clause 6 or otherwise) on a day other than the last day of an Interest Period, or any other payment under or in relation to the Facility Documents on a day other than the due date for payment of the sum in question, the Borrower shall indemnify each Facility Beneficiary, by payment to the Facility Agent (for the account of that Facility Beneficiary) within three (3) Banking Days of the Facility Agent’s written demand, against all documented costs, losses, premiums or penalties incurred by that Facility Beneficiary, including (without limitation) the Break Costs, any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan.

8.4	Currency indemnity

In the event of a Facility Beneficiary receiving or recovering any amount payable under a Facility Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Facility Agent’s written demand, pay to the Facility Agent for the account of the relevant Facility Beneficiary such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Facility Agent on behalf of the relevant Facility Beneficiary as a separate debt under this Agreement.

8.5	Increased costs (subject to clause 8.6)

If, by reason of any Change in Law:

8.5.1

a Facility Beneficiary (or the holding company of a Facility Beneficiary) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to a Facility Beneficiary in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Facility Beneficiary; or

8.5.4

the manner in which a Facility Beneficiary allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Facility Beneficiary is required or requested to maintain shall be affected; or

8.5.5

there is imposed on a Facility Beneficiary (or on the holding company of a Facility Beneficiary) by an unconnected third party any other condition in relation to the Indebtedness or the Facility Documents, and the result of any of the above shall be to increase the cost to a Facility Beneficiary (or to the holding company of a Facility Beneficiary) of that Facility Beneficiary making or maintaining its Commitment, or to cause a Facility Beneficiary (or to the holding company of a Facility Beneficiary) to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, then, subject to clause 8.6, the Facility Beneficiary affected shall notify the Facility Agent and the Borrower shall from time to time pay to the Facility Agent on demand for the account of that Facility Beneficiary the amount which shall compensate that Facility Beneficiary (or the relevant holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of that Facility Beneficiary setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

8.6	Exceptions to increased costs

Clause 8.5 does not apply to the extent any additional cost or reduced return referred to in that clause is:

8.6.1	compensated for by a payment made under clause 8.12; or

8.6.2	compensated for by a payment made under clause 17.3; or

8.6.3	attributable to the wilful breach by the relevant Facility Beneficiary (or the holding company of that Facility Beneficiary) of any law or regulation; or

8.6.4	a FATCA Deduction.

8.7	Events of Default

The Borrower shall indemnify each Facility Beneficiary and/or Atradius from time to time, by payment to the Facility Agent (for the account of that Facility Beneficiary and/or Atradius) on the Facility Agent’s written demand, against all losses and costs incurred or sustained by that Facility Beneficiary and/or Atradius as a consequence of any Event of Default and/or acceleration of the Facility (including but not limited to Break Costs) pursuant to clause 13.2.

8.8	Enforcement costs

The Borrower shall pay to the Facility Agent (for the account of each Facility Beneficiary and/or Atradius) on the Facility Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by a Facility Beneficiary and/or Atradius in connection with the enforcement of, or the preservation of any rights under, any Facility Document and/or the Atradius Insurance Policy including (without limitation) any losses, costs and expenses which that Facility Beneficiary and/or Atradius may from time to time sustain, incur or become liable for by reason of that Facility Beneficiary and/or Atradius being mortgagee of the Vessel and/or a lender to the Borrower, or by reason of that Facility Beneficiary and/or Atradius being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel. No such indemnity will be given where any such loss or cost has occurred due to gross negligence or wilful misconduct on the part of that Facility Beneficiary and/or Atradius; however, this shall not affect the right of any other Facility Beneficiary and/or Atradius to receive such indemnity.

8.9	Other costs

The Borrower shall pay to the Facility Agent (for the account of each Facility Beneficiary) on the Facility Agent’s written demand the amount of all sums which a Facility Beneficiary may pay or become actually or contingently liable for on account of the Borrower in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Facility Beneficiary may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Facility Beneficiary in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, and any sums which that Facility Beneficiary may pay or guarantees which it may give to procure the release of the Vessel from arrest or detention.

8.10	General indemnity

8.10.1

The Borrower hereby agrees at all times to pay promptly or, as the case may be, indemnify and hold the Facility Beneficiaries, Atradius and the Related Companies of any Facility Beneficiary, Atradius and each of them and their respective officers, directors, representatives, agents and employees (together the Indemnified Parties) harmless on a full indemnity basis from and against each and every Loss suffered or incurred by or imposed on any Indemnified Party related to or arising out of:

(a)	the use of proceeds of the Facility;

(b)

the execution and delivery of any commitment letter, engagement letter, fee letter, the Facility Documents or any other document connected therewith or the performance of the respective obligations thereunder, including without limitation environmental liabilities; or

(c)

any claim, action, suit, investigation or proceeding relating to the foregoing or the Security Parties, whether or not any Indemnified Party is a party thereto or target thereof, or the Indemnified Parties’ roles in connection therewith, and will reimburse the Indemnified Parties, on demand, for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by the Indemnified Parties in connection with investigating, preparing for or defending any such claim, action, suit or proceeding (including any security holder actions or proceeding, inquiry or investigation), whether or not in connection with pending or threatened litigation in which the Security Parties are a party.

8.10.2

The Borrower will not, however, be responsible for any claims, liabilities, losses, damages or expenses of an Indemnified Party that are finally judicially determined by a court of competent jurisdiction to have resulted principally from the wilful misconduct or gross negligence by such Indemnified Party.

8.10.3

The foregoing shall be in addition to any rights that the Indemnified Parties may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any affiliate, director, officer, employee, agent or controlling person of an Indemnified Party.

8.11	Environmental indemnity

The Borrower shall indemnify on demand and hold harmless each of the Indemnified Parties in respect of each and every Loss, of whatever nature (including, without limitation, those arising under Environmental Laws) which may be incurred or made against the Indemnified Parties at any time relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim relating to the Vessel, the Borrower, the Bareboat Charterer and/or the Operator made or asserted against the Indemnified Parties which would or could not have been brought if the Indemnified Parties had not entered into any of the Facility Documents or been involved in any of the transactions contemplated by the Facility Documents. To the extent that an Indemnified Party would be entitled to recover an Loss under clause 8.10 and/or this clause 8.11, that Indemnified Party shall not be entitled to recover for that Loss or payment twice.

8.12	Taxes

The Borrower shall pay all Taxes to which all or any part of the Facility Secured Obligations, any Facility Document and/or the Atradius Insurance Policy may be at any time subject (other than Tax on a Facility Beneficiary’s and/or Atradius’s overall net income) and shall indemnify the Facility Beneficiaries and Atradius, by payment to the Facility Agent (for the account of the Facility Beneficiaries and Atradius) on the Facility Agent’s written demand, against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

8.13	Atradius

The Borrower agrees, and shall procure that the other Security Parties agree, that if Atradius makes a payment to the Atradius Facility Lenders (whether through the ECA Agent or otherwise) pursuant to the Atradius Insurance Policy, the Atradius Facility Lenders (whether through the ECA Agent or otherwise) may act on the instructions of Atradius and the Security Parties shall have no claims whatsoever in respect of any loss, damage or expense suffered or incurred by them as a result thereof.

9	Fees

9.1	Commitment fee

9.1.1

The Borrower shall pay to the Facility Agent (for the account of the Facility Lenders in proportion to their undrawn Commitments) a commitment fee at a per annum rate of forty per cent. (40%) of the applicable Margin on the daily undrawn and uncancelled amount of the Total Commitments accruing from the date of this Agreement until the earlier of (i) end of the Availability Period and (ii) the date upon which the Total Commitments are cancelled.

9.1.2

The accrued Commitment Fee is payable in arrears on the last day of each successive period of six (6) Months commencing from the date of this Agreement and ending on the earlier of (i) the last day of the Availability Period, and (ii) the date upon which the Total Commitments are cancelled.

9.1.3

In the event that there is a Rebalancing, prior to date of the final Advance, the Facility Agent shall re-calculate the commitment fee in respect of the Facility which has been increased in accordance with clause 3.12, and the Borrower shall pay any amount of commitment fee due and owing on or prior to the earlier of (i) the date of the final Advance, (ii) the last day of the Availability Period and (iii) the date upon which the Total Commitments are cancelled.

9.2	Upfront fee

The Borrower shall pay any other fees set out in the Fee Letter in the amount and at the times agreed in the applicable Fee Letter.

9.3	Agency fee

The Borrower shall pay to the Facility Agent an agency fee in the amount and at the times agreed in a Fee Letter and the Borrower shall pay to the ECA Agent an agency fee in the amount and at the times agreed in the applicable Fee Letter.

9.4	Atradius Premium

9.4.1

The Borrower acknowledges that the Atradius Facility Lenders shall procure the placement of the Atradius Insurance Policy either through the ECA Agent or directly with Atradius and shall benefit from it throughout the duration of the Facility Security Period. The Borrower agrees to pay to the Facility Agent (for the account of Atradius) the Atradius Premium on or prior to the Drawdown Date of the first Atradius Facility Advance.

9.4.2

The Borrower agrees that its obligation to make the payments set out in clause 9.4.1 to the Facility Agent in respect of the Atradius Premium (or any part thereof) shall be an absolute obligation and shall not be affected by any matter whatsoever. The Atradius Premium (or any part thereof) shall not be refundable except in accordance with the terms of the relevant Atradius Insurance Policy and internal regulations and clause 9.4.4.

9.4.3

The Borrower acknowledges that the amount of the Atradius Premium will be solely determined by Atradius and no Facility Beneficiary is in any way involved in the determination of the amount of the Atradius Premium and agrees that the Borrower shall have no claim or defence against any Facility Beneficiary in connection with the amount of the Atradius Premium.

9.4.4

In the event that there is a Rebalancing, the ECA Agent shall request Atradius after the date of the final Advance to re-calculate the Atradius Premium in respect of the Atradius Facility which has been increased and/or decreased in accordance with clause 3.12 and shall use reasonable endeavours to obtain a response from Atradius. If the Atradius Premium paid to Atradius is less than the amount which should have been paid (the Shortfall), the Borrower shall pay the Shortfall to the Facility Agent (for the account of Atradius) within five (5) Banking Days of its request. If the Atradius Premium paid to the Facility Agent (for the account of Atradius) is greater than the amount which should have been paid (the Excess), the Facility Agent shall request Atradius to reimburse such amount to the ECA Agent, for onward payment to the Borrower.

10	Security and Application of Moneys

10.1	Facility Security Documents

As security for the payment of the Facility Secured Obligations, the Borrower shall execute and deliver to the Facility Security Trustee or cause to be executed and delivered to the Facility Security Trustee at the relevant time, the following documents in such forms and containing such terms and conditions as the Facility Security Trustee shall require:

10.1.1	a first priority statutory mortgage over the Vessel together with a collateral deed of covenants;

10.1.2

a first priority deed of assignment and charge from the Borrower over the Refurbishment Contract, the Performance Bond, the Refurbishment Guarantee, the Insurance Proceeds payable to the Borrower under the Refurbishment Contract and the Total Loss Proceeds;

10.1.3	a first priority deed of assignment from the Borrower of its interest in the Insurances, Earnings, Bareboat Charter and Requisition Compensation;

10.1.4	a first priority deed of assignment from the Bareboat Charterer of its interest in the Insurances, Earnings, the Charter, Charterer Guarantees and Requisition Compensation;

10.1.5	an irrevocable, unconditional, first priority on demand guarantee and indemnity from TOO;

10.1.6	a first priority charge from each Shareholder over all the membership interests in the Borrower and all the shares in the Bareboat Charterer;

10.1.7	a first priority deed of charge over the Hedging Agreements;

10.1.8	a first priority account charge in respect of the Earnings Account;

10.1.9	a first priority account charge in respect of the Bareboat Charterer Earnings Account and the Bareboat Charterer NOK Account;

10.1.10	a quiet enjoyment undertaking from the Charterer; and

10.1.11	a Security Power of Attorney from each of the Borrower, Bareboat Charterer and the Operator.

10.2	Remittance of Revenue

At all times during the Facility Security Period, the Borrower shall procure that each Advance, all Revenue, Insurance Proceeds, Total Loss Proceeds, any amounts of cancellation fee, termination fee or force majeure fee payable under or pursuant to the Charter, amounts payable under or pursuant to the Charterer Guarantees and amounts payable under or pursuant to the Refurbishment Contract and/or the Performance Bond are paid to the Earnings Account or the Bareboat Charterer Earnings Account or such other account as the Facility Agent shall from time to time specify by notice in writing to the Borrower.

10.3	General application of moneys

Whilst an Event of Default is continuing unremedied or unwaived the Borrower irrevocably authorises the Facility Agent and the Facility Security Trustee to apply all sums which either of them may receive:

10.3.1	pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or

10.3.2	by way of payment of any sum in respect of the Insurances, Earnings, Revenue or Requisition Compensation; or

10.3.3	otherwise arising under or in connection with any Facility Document, in or towards satisfaction, or by way of retention on account, of the Facility Secured Obligations, as follows:

(i)	first in payment of all outstanding fees and expenses of the Facility Agent, the ECA Agent and the Facility Security Trustee;

(ii)

secondly in or towards payment on a pari passu and pro rata basis to the Facility Beneficiaries (other than the Hedging Providers) of an amount equal to the Facility Secured Obligations (but excluding any Hedging Secured Obligations);

(iii)	thirdly in or towards payment on a pari passu and pro rata basis to the Hedging Providers, of an amount equal to the Hedging Secured Obligations; and

(iv)	the balance, if any, shall be remitted to the Borrower.

11	Representations and Warranties

The Borrower represents and warrants to each of the Facility Beneficiaries at the date of this Agreement and (by reference to the facts and circumstances then pertaining) at the date of each Drawdown Notice, at each Drawdown Date and at each Interest Payment Date as follows (except that the representations and warranties contained at clauses 11.2, 11.6 and 11.18 shall only be made on the date of this Agreement):

11.1	Status and Due Authorisation

Each of the Security Parties is a corporation, limited liability company or limited partnership duly incorporated or formed under the laws of its jurisdiction of incorporation, organisation or formation (as the case may be) with power to enter into the Facility Documents and to exercise its rights and perform its obligations under the Facility Documents and all corporate and other action required to authorise its execution of the Facility Documents and its performance of its obligations thereunder has been duly taken.

11.2	No Deductions or Withholding

Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, none of the Security Parties will be required to make any deduction or withholding from any payment it may make under any of the Facility Documents.

11.3	Claims Pari Passu

Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, the Facility Secured Obligations will, to the extent that it exceeds the realised value of any security granted in respect of the Facility Secured Obligations, rank at least pari passu with all the Security Parties’ other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

11.4	No Immunity

In any proceedings taken in any of the Security Parties’ respective jurisdictions of incorporation or formation in relation to any of the Facility Documents, none of the Security Parties will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

11.5	Governing Law and Judgments

In any proceedings taken in any of the Security Parties’ jurisdiction of incorporation or formation in relation to any of the Facility Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

11.6	Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Security Parties lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Facility Documents, (b) to ensure that the obligations expressed to be assumed by each of the Security Parties in the Facility Documents are legal, valid and binding and (c) to make the Facility Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Security Parties, have been done, fulfilled and performed, save for (i) the Brazilian Certification and Registration Requirements which is a condition subsequent pursuant to Schedule 2, Part 6, paragraph 5 of this Agreement and (ii) the registration of the relevant Facility Documents at the competent Registry of Deeds and Documents (Cartório de Registro de Titulos e Documentos) in Brazil.

11.7	No Filing or Stamp Taxes

Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Facility Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the relevant maritime registry, (ii) the Brazilian Certification and Registration Requirements and/or (iii) the registration of the relevant Facility Document at the competent Registry of Deeds and Documents (Cartório de Registro de Titulos e Documentos) in Brazil, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Facility Documents.

11.8	Binding Obligations

The obligations expressed to be assumed by each of the Security Parties in the Facility Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Facility Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Facility Documents or the performance by any of them of any of their obligations thereunder.

11.9	No Winding-up

The Borrower has not taken any corporate, limited liability company or limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against the Borrower for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a material adverse effect on the business or financial condition of the Group taken as a whole.

11.10	Solvency

11.10.1	Neither the Borrower nor the Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

11.10.2

Neither the Borrower nor the Group taken as a whole has by reason of actual or anticipated financial difficulties, commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

11.10.3

The value of the assets of each of the Borrower and the Group taken as a whole is not less than the liabilities of such entity or the Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

11.10.4	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of the Borrower or of the Group taken as a whole.

11.11	No Material Defaults

11.11.1

Without prejudice to clause 11.11.2, the Borrower is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets or any Applicable Law to an extent or in a manner which might have a material adverse effect on the business or financial condition of the Group taken as a whole.

11.11.2	No Event of Default is continuing or might reasonably be expected to result from the making of any Advance.

11.12	No Material Proceedings

No action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a material adverse effect on the business or financial condition of the Group taken as a whole has been started or is reasonably likely to be started.

11.13	No Obligation to Create Security

The execution of the Facility Documents by the Security Parties and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige the Borrower to create any Security Interest (other than a Permitted Security Interest) over all or any of their present or future revenues or assets, other than pursuant to the Facility Security Documents.

11.14	No Breach

The execution of the Facility Documents by each of the Security Parties and their exercise of their rights and performance of their obligations under any of the Facility Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

11.15	Security

Each of the Security Parties is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Facility Security Document and those Facility Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Facility Security Documents.

11.16	Necessary Authorisations

The Necessary Authorisations required by each Security Party are in full force and effect, and each Security Party is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

11.17	Money Laundering

Any amount borrowed hereunder, and the performance of the obligations of the Security Parties under the Facility Documents, will be for the account of members of the Group and will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/60/EEC) of the Council of the European Communities and/or as defined under any other Applicable Law.

11.18	Disclosure of material facts

(a)	The Borrower is not aware of any material facts or circumstances which:

(i)	have not been disclosed to the Facility Agent; and

(ii)

if disclosed, might have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower and/or issue the Atradius Insurance Policy.

(b)

All information provided by any Security Party or member of the Group to any of the Facility Beneficiaries in connection with the Transaction Documents or the transactions referred to therein is accurate and correct in all material respects at the time it was given or made.

11.19	Use of Facility

The Facility will be used for the purposes specified in the Recital.

11.20	FATCA

Neither it nor any Security Party is a FATCA FFI or a US Tax Obligor, unless clause 12.1.32 has been complied with.

11.21	Taxation

11.21.1

Each of the Security Parties is not materially overdue in the filing of any Tax returns and each Security Party is not overdue in the payment of any amount in respect of Tax of five million Dollars ($5,000,000) (or its equivalent in any other currency) or more, save in the case of Taxes which are being contested on bona fide grounds.

11.21.2

No claims or investigations are being made or conducted against any Security Party with respect to Taxes such that a liability of, or claim against, any Security Party is reasonably likely to arise, in the case of any Security Party other than TOO, of an amount of five million Dollars ($5,000,000) or more, and/or, in the case of TOO, which may cause a Material Adverse Effect.

11.22	Sanctions

No Security Party, nor any of their respective directors, officers or employees:

11.22.1	is a Restricted Person; or

11.22.2	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority; or

11.22.3	is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

11.23	Representations Limited

The representation and warranties of the Borrower in this clause 11 are subject to:

11.23.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

11.23.2

the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

11.23.3	the time barring of claims under any applicable limitation acts;

11.23.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

11.23.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Facility Agent in connection with the Facility.

12	Undertakings and Covenants

The undertakings and covenants in this clause 12 remain in force for the duration of the Facility Security Period.

12.1	General Undertakings

12.1.1	Financial statements

The Borrower shall supply to the Facility Agent (for onward transmission to the Facility Lenders) as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, its unaudited consolidated financial statements for that financial year, prepared in accordance with GAAP, and cashflows.

12.1.2	Interim financial statements

The Borrower shall supply to the Facility Agent (for onward transmission to the Facility Lenders) as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each fiscal quarter year during each of its financial years, its unaudited quarterly consolidated financial statements (comprising a balance sheet and income statement) for that fiscal quarter, signed by a duly authorised representative of the Borrower.

12.1.3	Maintenance of Legal Validity

The Borrower shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect:

(a)

all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of formation and all other applicable jurisdictions, to enable it lawfully to enter into and perform its obligations under the Facility Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Facility Documents in its jurisdiction of incorporation or organisation and all other applicable jurisdictions; and

(b)	the Earnings Account.

12.1.4	Notification of Default

The Borrower shall promptly, upon becoming aware of the same, inform the Facility Agent in writing (who shall in turn notify all the Facility Lenders and the ECA Agent (who shall in turn notify Atradius)) of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Facility Agent, confirm to the Facility Agent that, save as previously notified to the Facility Agent or as notified in such confirmation, no Event of Default has occurred.

12.1.5	Other notifications

The Borrower shall promptly, upon becoming aware of the same, inform the Facility Agent in writing of any Environmental Claim pending or made against it or any of its Environmental Affiliates or in connection with the Vessel and of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect.

12.1.6	Claims Pari Passu

The Borrower shall ensure that at all times the claims of the Facility Beneficiaries against it under the Facility Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

12.1.7	Management of Vessel

With effect from the Delivery Date, the Borrower shall ensure that the Vessel is at all times technically and commercially managed by the Operator in accordance with good industry standards.

12.1.8	Classification

With effect from the Delivery Date, the Borrower shall ensure that the Vessel maintains the highest classification required for the purpose of the relevant trade of the Vessel which shall be with a Classification Society free from any overdue recommendations and conditions affecting the Vessel’s class.

12.1.9	Operator

The Borrower shall ensure that the only entity operating the Vessel shall be (i) the Operator, (ii) another company in the TOO Group, or (iii) another person acceptable to the Facility Agent (acting on the instructions of all the Facility Lenders, acting reasonably) which has become party to an Operations Agreement.

12.1.10	Sanctions

(a)	The Borrower shall, and shall procure that each Security Party shall, comply in all respects with all Sanctions.

(b)

The Borrower undertakes to procure that it, each other Security Party, and each director, officer, employee or person employed and acting on behalf of any Security Party, is not a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person.

(c)

The Borrower undertakes to procure that no Security Party shall use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Facility Beneficiaries.

(d)

The Borrower shall procure that each Security Party shall, to the extent permitted by law, promptly upon becoming aware of them supply to the Facility Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

(e)

The Borrower shall not, and shall not permit or authorise any Security Party to, directly or indirectly, make available any proceeds of the Facility to fund or facilitate trade, business or other activities (i) involving or for the benefit of any Restricted Person or (ii) in any other manner that could result in any Security Party or a Facility Beneficiary being in breach of any Sanctions or becoming a Restricted Person.

12.1.11	Negative Pledge

The Borrower shall not create, or permit to subsist, any Security Interest over all or any part of its assets (including but not limited to the Vessel and the Insurances) other than a Permitted Security Interest.

12.1.12	Registration

The Borrower shall not for the duration of the Facility Security Period change or permit a change to the flag of the Vessel other than to a Flag State and/or bring its centre of main interests into the European Union or any country with which a Facility Lender is prohibited from doing business and which has been notified to the Facility Agent.

12.1.13	ISM and ISPS Compliance

With effect from seven (7) days after the Delivery Date, the Borrower shall comply in all material respects with the ISM Code and the ISPS Code or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall procure that the Operator holds (i) a valid and current DOC issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of the Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of the Vessel, and the Borrower shall promptly, upon request, supply the Facility Agent with copies of the same.

12.1.14	Necessary Authorisations

Without prejudice to any specific provision of the Facility Documents relating to an Authorisation, the Borrower shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Facility Agent of all Necessary Authorisations.

12.1.15	Compliance with Applicable Laws

(a)

The Borrower, and parties acting on its behalf (including but not limited to the Security Parties), shall comply with (i) all material provisions of all applicable laws to which it may be subject (including, but not limited to, Environmental Laws, anti-bribery and corruption laws and anti-money laundering laws) and (ii) the Equator Principles.

(b)	The Borrower shall, and shall procure that each of the Security Parties shall, conduct its business in compliance with applicable anti-corruption laws.

12.1.16	Performance of Obligations

The Borrower shall comply with the material provisions of all Project Documents in relation to the Vessel and in determining “material” the Facility Lenders will consider whether such non-compliance has a Material Adverse Effect.

12.1.17	Further Assurance

The Borrower shall, at its own expense, promptly take all such action as the Facility Agent may reasonably require for the purpose of perfecting or protecting any Facility Beneficiary’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Facility Security Documents.

12.1.18	Other information

The Borrower will promptly supply to the Facility Agent each quarter commercial uptime figures relating to operations of the Vessel under the Charter and, at any time such other information and explanations as the Majority Facility Lenders or Atradius may from time to time reasonably require in connection with the operation of the Vessel and any reasonable financial information in connection with the Borrower, and will procure that the Facility Agent be given the like information and explanations relating to all other Security Parties.

12.1.19	Inspection of records

The Borrower will permit the inspection of its financial records and accounts following an Event of Default which is continuing unremedied or unwaived from time to time during business hours by the Facility Agent or its nominee.

12.1.20	Insurance

The Borrower shall ensure at its own expense throughout the Facility Security Period that the Vessel is insured and operated in accordance with the provisions set out in the relevant Facility Security Documents.

12.1.21	Change of Business

Except as expressly permitted in the Facility Documents the Borrower shall not carry on any business, other than that of owning, chartering and operating the Vessel.

12.1.22	No disposal of assets

The Borrower shall not dispose of any of its material assets other than a sale of the Vessel which complies with clause 6.2.

12.1.23	“Know your customer” checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Facility Lender of any of its rights and obligations under this Agreement to a party that is not a Facility Lender prior to such assignment or transfer,

obliges the Facility Agent or any Facility Lender (or, in the case of (c) above, any prospective new Facility Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Facility Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Facility Lender) or any Facility Lender for itself (or, in the case of (c) above, on behalf of any prospective new Facility Lender) in order for the Facility Agent or that Facility Lender (or, in the case of (c) above, any prospective new Facility Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Facility Documents.

12.1.24	Borrowings

The Borrower may only borrow:

(a)	from members of the TOO Group on a subordinated and unsecured basis;

(b)	from other parties for trade credit in the ordinary course of its business; and

(c)	from other parties in the ordinary course of its business and in an aggregate amount of no more than ten million Dollars ($10,000,000),

provided always that no Event of Default has occurred and is continuing unremedied and unwaived and that no payments under or in connection with such borrowing shall be made by the Borrower:

(i)	whilst an Event of Default has occurred and is continuing unremedied or unwaived; or

(ii)	following breach of any of the covenants contained in this clause 12 or in clause 8 of the Financial Guarantee.

12.1.25	Enforcement of Obligations

The Borrower shall take all reasonable steps to enforce its rights under the Bareboat Charter and any other agreements relating to the Vessel.

12.1.26	No dividends

The Borrower shall not pay dividends or make other distributions to shareholders or members:

(a)	whilst an Event of Default has occurred and is continuing unremedied or unwaived; or

(b)	following breach of any of the covenants contained in this clause 12 or in clause 8 of the Financial Guarantee.

12.1.27	No Merger

The Borrower shall not merge or consolidate with any other entity, split up or materially divest without the prior written consent of the Facility Agent (acting on the instructions of the Facility Lenders).

12.1.28	No Material Amendment to Project Documents

With the exception of the Operator Novation Agreement and/or non-material amendments (and for the avoidance of doubt, in respect of the Refurbishment Contract only, utilisation of all or any part of the Contingency Amount in the Budget (to the extent still available) shall not, in and of itself, be material), the Borrower shall not agree to any amendment, variation or termination of any of the Project Documents or Hedging Agreements to which it is a party without the prior written consent of the Majority Facility Lenders (such consent not to be unreasonably withheld) and the ECA Agent.

12.1.29	Hedging

The Borrower may (but shall have no obligation to) liaise with the Hedge Coordinator to conclude interest rate hedges or similar hedging instruments in relation to the Facility, provided that the counterparties of those interest rate hedges or similar hedging agreements are Hedging Providers.

12.1.30	Ownership

The Borrower shall procure that its legal and beneficial ownership remains the same as advised to the Facility Agent on or about the date of this Agreement, other than permitted in accordance with the Facility Documents and if the ownership of any Security Party changes, the Borrower shall supply a group structure chart detailing those changes to the Facility Agent.

12.1.31	No Material Proceedings

The Borrower shall ensure that no litigation, arbitration or administrative proceeding on or before any court, arbitral body or agency against any member of the Group has been started or is reasonably likely to be started which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect or which is not covered by adequate insurance.

12.1.32	Application of FATCA

The Borrower shall procure that no Security Party shall become a US Tax Obligor unless it has given notice thereof to the Facility Agent (on behalf of the Facility Lenders) and has discussed in good faith with the Facility Beneficiaries the effect of that Security Party becoming a US Tax Obligor and any reasonable amendments or restructuring which should be made to this Agreement to mitigate the risk to any Facility Beneficiaries which are not already a FATCA Exempt Party of a FATCA Deduction applying, which cannot be mitigated pursuant to clause 17.10.

12.1.33	Budget

By 31 December of each year during the Facility Security Period the Borrower shall provide an updated budget and forecast for the immediately following period of twelve (12) Months including commentary on any technical issues, downtime/operation record and updates or changes to the field.

12.1.34	Atradius requirements

(a)

The Borrower shall procure that no Security Party shall act (or omit to act) in a manner that is inconsistent with any requirement of Atradius under or in connection with the Atradius Insurance Policy and, in particular:

(i)	each Security Party shall do all that is reasonably necessary to ensure that all requirements of Atradius under or in connection with the Atradius Insurance Policy are complied with; and

(ii)

each Security Party will refrain from acting in any manner which could result in a breach of any requirements of Atradius under or in connection with the Atradius Insurance Policy or affect its validity.

(b)	The Borrower shall promptly:

(i)	notify the Facility Agent promptly of the occurrence of any event involving political or commercial risk covered by the Atradius Insurance Policy; and

(ii)

provide the Facility Agent and/or ECA Agent with copies of all financial or other information required by the Facility Agent and/or ECA Agent to satisfy any request for information by Atradius pursuant to the Atradius Insurance Policy.

12.1.35	Atradius Policy protection

If at any time in the opinion of the ECA Agent (acting reasonably), any provision of a Facility Document contradicts or conflicts with any provision of the Atradius Insurance Policy, the Borrower will:

(a)	take all steps as the Facility Agent, the ECA Agent and/or Atradius shall reasonably require to remove such contradiction or conflict; and

(b)

take all steps as the Facility Agent, the ECA Agent and/or Atradius shall reasonably require to ensure that the Atradius Insurance Policy remains in full force and effect, including but not limited to, payment of any increased Atradius Premium.

13	Events of Default

13.1	Events of Default

Each of the events or circumstances set out in this clause 13.1 is an Event of Default.

13.1.1	Failure to Pay

Any Security Party fails to pay any amount due from it under a Facility Document at the time, in the currency and otherwise in the manner specified herein provided that, if the relevant Security Party can demonstrate to the reasonable satisfaction of the Facility Agent that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable to an error in the banking system, such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within three (3) Banking Days of the date on which it actually fell due under the relevant Facility Document (if a payment of principal), five (5) Banking Days (if a payment of interest) or ten (10) Banking Days (if a sum payable on demand); or

13.1.2	Misrepresentation

Any representation or statement made by any Security Party in any Facility Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same give rise to a Material Adverse Effect; or

13.1.3	Specific Covenants

A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Borrower under clauses 12.1.3, 12.1.6, 12.1.9, 12.1.15 (but only insofar as such failure relates to anti-bribery and corruption laws) or 12.1.28 (but only insofar as such non-compliance relates to a Project Document or Hedging Agreement which is assigned by way of security or charged by way of security in favour of the Facility Beneficiaries); or

13.1.4	Financial Covenants

There is any breach of the financial covenants set out in clause 8.1 of the Financial Guarantee; or

13.1.5	Other Obligations

A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Facility Document (other than those referred to in clause 12.1.32, clause 13.1.3, clause 13.1.4 or clause 13.1.11) and such failure is not remedied within 30 days of the earlier of (a) the Borrower becoming aware of such failure to perform or comply and (b) the Facility Agent informing the Borrower in writing of such failure to perform or comply; or

13.1.6	Cross Default

Any indebtedness of any Security Party is not paid when due (or within any applicable grace period) or any indebtedness of any Security Party is declared to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness (i) of the Borrower, the Bareboat Charterer or the Operator is equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency; or (ii) of TOO or any of its Subsidiaries (other than the Borrower, the Bareboat Charterer or the Operator), is equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or

13.1.7	Insolvency and Rescheduling

A Security Party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors unless in respect of the Operator, if it has been replaced by another company in the TOO Group or another person acceptable to the Facility Agent (acting on the instructions of all Facility Lenders, acting reasonably) which has become party to an Operations Agreement, in each case within six (6) Months of insolvency; or

13.1.8	Winding-up

A Security Party takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness unless the Facility Agent is satisfied, acting reasonably, that such actions, steps or proceedings are frivolous or vexatious and are being contested appropriately by the relevant Security Party; or

13.1.9	Execution or Distress

(a)

Any Security Party fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction, subject to the amount due being in an aggregate amount (i) for the Borrower or the Bareboat Charterer of equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency; or (ii) for TOO or any of its Subsidiaries (other than the Borrower and the Bareboat Charterer) or the Operator, of equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

(b)

Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of a Security Party, subject to the amount in question being in an aggregate amount (i) for the Borrower or the Bareboat Charterer, of equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency; or (ii) for TOO or any of its Subsidiaries (other than the Borrower and the Bareboat Charterer) or the Operator, of equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency, other than any execution or distress which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released.

(c)

Notwithstanding the foregoing paragraphs of this clause 13.1.9, any levy of any distress on or any arrest, condemnation, confiscation, requisition for title or use, compulsory acquisition, seizure, detention or forfeiture of the Vessel (or any part thereof) or any exercise or purported exercise of any lien or claim on or against the Vessel where the release of or discharge of the lien or claim on or against the Vessel has not been procured within 30 days; or

13.1.10	Similar Event

Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in clauses 13.1.7, 13.1.8 and 13.1.9; or

13.1.11	Insurances

Insurance is not maintained in respect of the Vessel in accordance with the terms of the Facility Security Documents; or

13.1.12	Class

The Vessel has its classification withdrawn by the relevant Classification Society PROVIDED THAT if such withdrawal is (in the opinion of the Facility Agent in its absolute discretion) capable of remedy such Event of Default shall only occur if the Vessel’s classification is not reinstated to the satisfaction of the Facility Agent within twenty one (21) days; or

13.1.13	Environmental Matters

(a)

Any Environmental Claim is pending or made against the Borrower or the Bareboat Charterer or the Operator or any of their Environmental Affiliates or in connection with the Vessel, where such Environmental Claim has a Material Adverse Effect; or

(b)	Any actual Environmental Incident occurs in connection with the Vessel, where such Environmental Incident has a Material Adverse Effect; or

13.1.14	Repudiation

Any Security Party repudiates any Facility Document or Project Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Facility Document or Project Document other than any repudiation to which clause 6.5 applies; or

13.1.15	Validity and Admissibility

At any time any act, condition or thing required to be done, fulfilled or performed in order:

(a)	to enable any Security Party lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Facility Documents;

(b)	to ensure that the obligations expressed to be assumed by each of the Security Parties in the Facility Documents are legal, valid and binding; or

(c)	to make the Facility Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within 30 days after notification from the Facility Agent to the relevant Security Party requiring the same to be done, fulfilled or performed; or

13.1.16	Material Adverse Change

At any time there shall occur a change in the business or operations of a Security Party or a change in the financial condition of any Security Party which, in the reasonable opinion of the Majority Facility Lenders, materially impairs such Security Party’s ability to discharge its obligations under the Facility Documents in the manner provided therein and such change, if capable of remedy, is not so remedied within 30 days of written notification from the Facility Agent; or

13.1.17	Qualifications of Financial Statements

The auditors of the Group qualify their report on any audited consolidated financial statements of the Group in any regard which, in the reasonable opinion of the Facility Agent, has a Material Adverse Effect; or

13.1.18	Conditions Subsequent

If any of the conditions set out in clause 3.8 is not satisfied within thirty (30) days (or such shorter time as may be specified in Schedule 2) of a Drawdown Date, or such other time period specified by the Facility Agent acting on the instructions of the Majority Facility Lenders; or

13.1.19	Revocation or Modification of consents etc.

If any Necessary Authorisation which is now or which at any time during the Facility Security Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Facility Security Documents is revoked, withdrawn or withheld, or modified in a manner which the Facility Agent reasonably considers is, or may be, prejudicial to the interests of a Facility Beneficiary in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

13.1.20	Curtailment of Business

If the business of any of the Security Parties is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party disposes or threatens to dispose of a substantial part of its business or assets, or if any Security Party suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business; or

13.1.21	Reduction of Capital

If the Borrower reduces its committed or subscribed capital; or

13.1.22	Challenge to Registration

If the registration of the Vessel or the Mortgage becomes void or voidable or liable to cancellation or termination; or

13.1.23	War

If the country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Facility Agent reasonably considers that, as a result, the security conferred by the Facility Security Documents is materially prejudiced; or

13.1.24	Notice of Termination

If the Sponsor gives notice to the Facility Agent to determine or terminate its obligations under the relevant Financial Guarantee; or

13.1.25	Termination or material breach

If:

(a)	any of the Project Documents is terminated by the Charterer, QGEP, the Builder or any of their Affiliates by reason of breach by a Security Party; or

(b)

any of the Project Documents is breached by a Security Party in a manner that gives rise to a right to terminate such Project Document (in the case of the Operations Agreement, only after the expiry of any applicable grace or cure period under or pursuant to the Operations Agreement) or treat it as repudiated by the Charterer, QGEP, the Builder or any of its Affiliates.

13.2	Acceleration

If an Event of Default is continuing unremedied or unwaived the Facility Agent may, and shall (at the request of the Majority Facility Lenders), by notice to the Borrower cancel any part of the Commitments not then advanced and:

13.2.1

declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Facility Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2

declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Facility Documents is payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent; and/or

13.2.3	declare the Commitments terminated and reduced to zero; and/or

13.2.4	exercise all of its rights under the Facility Documents.

14	Assignment and Sub-Participation

14.1	Facility Lenders’ rights

14.1.1	A Facility Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement:

(i)

(in the case of an Atradius Facility Lender, subject to the consent of Atradius) to any other branch or Affiliate of that Facility Lender, to a Facility Lender and in the case of an Atradius Facility Lender, to Atradius; or

(ii)

(subject to (a) the prior written consent of the Borrower, such consent not to be unreasonably withheld and to be deemed to be given unless notice to the contrary is received within five (5) Banking Days of the request being given, but not to be required at any time after an Event of Default which is continuing unremedied or unwaived or if the assignment is in favour of a central bank or federal reserve, and/or (b) in the case of an Atradius Facility Lender, the consent of Atradius) to any other bank, financial institution or other entity, provided that at the date of and as a consequence of such assignment or transfer, no FATCA Deduction would be payable,

PROVIDED ALWAYS that any assignment or transfer under this clause 14 shall not result in any increased costs to the Borrower at the date of and as a consequence of such assignment or transfer (other than in respect of assignments or transfers to Atradius to which this proviso shall not apply).

14.1.2

A Facility Lender may grant sub-participations in all or any part of its Commitment without the requirement for consent or to disclose any sub-participation to any Security Party, provided that in the case of any such sub-participation that Facility Lender shall at all times remain liable for the performance of its obligations under this Agreement.

14.2	Borrower’s co-operation

The Borrower will co-operate fully with a Facility Lender in connection with any assignment, transfer or sub-participation by that Facility Lender; will execute and procure the execution of such documents as that Facility Lender may reasonably require in that connection; and irrevocably authorises any Facility Beneficiary to disclose to any proposed assignee, transferee or sub-participant, their Affiliates and professional advisers (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Transaction Documents and the Vessel which any Facility Beneficiary may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Facility Lenders generally). Additionally, (but subject to the same duties of confidentiality), any Facility Lender may disclose the size and term of the Facility and the names of each Security Party to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Facility Lender’s rights and obligations under the Facility Documents.

14.3	Rights of assignee

Any assignee of a Facility Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Facility Documents benefiting that Facility Lender PROVIDED THAT an assignment will only be effective on notification by the Facility Agent to that Facility Lender and the assignee that the Facility Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4

In addition to the other rights provided to the Facility Lenders under this clause 14, each Facility Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under any Facility Document to secure obligations of that Facility Lender including, without limitation, any charge, assignment or other security to secure obligations to a federal reserve or central bank except that no such charge, assignment or security shall:

(i)

release a Facility Lender from any of its obligations under the Facility Documents or (other than upon enforcement by the beneficiary of such charge, assignment or security) substitute the beneficiary of the relevant charge, assignment or other security for the Facility Lender as a party to any of the Facility Documents; or

(ii)	require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Facility Lender under the Facility Documents.

14.5	Transfer Certificates

If a Facility Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Facility Agent and, if the Facility Lender is an Atradius Facility Lender, the ECA Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.5.1

to the extent that that Facility Lender seeks to transfer its rights and obligations, the Borrower (on the one hand) and that Facility Lender (on the other) shall be released from all further obligations towards the other;

14.5.2	the Borrower (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to clause 14.5.1; and

14.5.3

the Facility Agent, the ECA Agent, each of the Facility Lenders, the other Facility Beneficiaries and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original Party as a Facility Lender,

PROVIDED THAT the Facility Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)

if that Facility Lender which is a transferor is also (or an Affiliate of that Facility Lender is) a Hedging Provider and it wishes (at its option) to novate its Hedging Agreement (or a portion thereof) to the transferee it is satisfied that the Hedging Provider which is (or is an Affiliate of) the Facility Lender wishing to transfer any of its rights and obligations under or pursuant to this Agreement, has novated or will novate simultaneously all of its rights and obligations under and pursuant to the Hedging Agreement to which it is a party in favour of the transferee; and

(c)	the transferee has paid to the Facility Agent for its own account a transfer fee of three thousand Dollars.

The Facility Agent is hereby authorised to sign any Transfer Certificate on behalf of each Facility Beneficiary and the Borrower and shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

The Facility Agent is hereby authorised to sign any Accession Deed on behalf of each Facility Beneficiary and the Borrower and shall, as soon as reasonably practicable after it has executed an Accession Deed, send to the Borrower a copy of that Accession Deed.

14.6	Facility Documents

Unless otherwise expressly provided in any Facility Document or otherwise expressly agreed between a Facility Lender and any proposed transferee and notified by that Facility Lender to the Facility Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Facility Lender’s rights and obligations under or pursuant to this Agreement the rights of that Facility Lender under or pursuant to the Facility Documents (other than this Agreement) which relate to the portion of that Facility Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.7	No assignment or transfer by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Facility Documents.

14.8	Transfer to Atradius

14.8.1

If an Atradius Facility Lender receives a payment from Atradius under any Atradius Insurance Policy in respect of its participation in the Atradius Loan, then, to the extent that it is required to do so by Atradius pursuant to the terms of the relevant Atradius Insurance Policy, that Atradius Facility Lender shall, at the reasonable and documented cost of the Borrower and without the Borrower’s consent, transfer to Atradius a part of its participation in the Atradius Loan equal to the amount paid to it by Atradius (but the transfer shall not limit the rights of that Atradius Facility Lender to recover any remaining part of its participation in the Atradius Loan or of any other moneys owing to it), Provided however that if Atradius makes any payment to the Atradius Facility Lenders under the Atradius Insurance Policy:

(a)	the obligations of the Security Parties and the Facility Beneficiaries (and of any of them) under this Agreement and each of the Facility Documents shall not be discharged nor affected in any way;

(b)	Atradius shall be subrogated to the respective rights of the Atradius Facility Lenders against the Security Parties and the Facility Beneficiaries; and

(c)

Atradius shall be entitled to the extent of such payment to exercise the respective rights of the Atradius Facility Lenders (whether present or future) against the Security Parties and the Facility Beneficiaries (and against any of them) pursuant to this Agreement and the Facility Documents or any relevant laws and/or regulations unless and until such payment and the interest accrued thereon are fully reimbursed to Atradius; and

(d)

with respect to the obligations of the Security Parties owed to the Facility Beneficiaries under the Facility Documents (or any of them), such obligations shall additionally be owed to Atradius by way of subrogation of the rights of the Facility Beneficiaries.

14.8.2

Each of the Atradius Facility Lenders agrees that as soon as Atradius irrevocably and unconditionally pays in full all moneys due under an Atradius Insurance Policy then each of the relevant Atradius Facility Lenders shall promptly transfer to Atradius ninety-five per cent. (95%) of their respective Atradius Facility Commitments and/or Atradius Loan in proportion to and in accordance with the schedule of payments made by Atradius under the Atradius Insurance Policy whereupon Atradius shall, upon receipt by the Facility Agent of a duly completed Transfer Certificate, and modified to the extent agreed between the Facility Beneficiaries and Atradius for consistency with the terms and conditions of the Atradius Insurance Policy, be a transferee and as such shall be entitled to the rights and benefits of the Atradius Facility Lenders under the Facility Documents to the extent of its participation (but the transfer shall not limit the rights of that Atradius Facility Lender to recover any remaining part of its participation in the Atradius Loan or of any other moneys owing to it). Notwithstanding any provisions to the contrary in any Facility Document, the Borrower consents to such assignment and transfer.

14.8.3

The Borrower shall indemnify Atradius in respect of any reasonable and documented costs or expenses (including legal fees) suffered or incurred by Atradius in connection with the transfer referred to hereinabove or in connection with any review by Atradius of any Event of Default or dispute between the Borrower and any of the Facility Beneficiaries occurring prior to the transfer referred to hereinabove.

15	The Facility Agent, the ECA Agent, the Facility Security Trustee and the Facility Lenders

15.1	Appointment

15.1.1

(a) Each Facility Lender appoints the Facility Agent to act as its agent under and in connection with the Facility Documents, (b) each Atradius Facility Lender appoints the ECA Agent to act as its agent in relation to the Atradius Insurance Policy and (c) each Facility Lender, Hedging Provider, Mandated Lead Arranger, the Bookrunner, the ECA Agent and the Facility Agent appoints the Facility Security Trustee to act as its facility security trustee for the purpose of the Facility Documents, and generally for the purpose of taking in its name and on its behalf such steps and exercising such powers that are granted to or delegated to the Facility Security Trustee (or its successors and assigns in such capacity) thereunder or under this Agreement and those which would be the reasonable consequence thereof.

15.1.2

(a) Each Facility Lender authorises the Facility Agent, (b) each Atradius Facility Lender authorises the ECA Agent and (c) each Facility Lender, Hedging Provider, Mandated Lead Arranger, the Bookrunner, the ECA Agent and the Facility Agent authorises the Facility Security Trustee, to perform the duties and exercise the rights, powers, authorities and discretions specifically given to the Facility Agent, the ECA Agent or the Facility Security Trustee (as the case may be) under or in connection with the Facility Documents and in the case of the ECA Agent, the Atradius Insurance Policy, together with any other incidental rights, powers, authorities and discretions.

15.1.3	Except where the context otherwise requires, references in this clause 15 to the Facility Agent shall mean the Facility Agent and the Facility Security Trustee individually and collectively.

15.2	Authority

(a) Each Facility Lender and Hedging Provider irrevocably authorises the Facility Security Trustee (in the case of clause 15.2.1) and the Facility Agent (in the case of clauses 15.2.2, 15.2.3 and 15.2.4) and (b) each Atradius Facility Lender irrevocably authorises the ECA Agent (in the case of clauses 15.2.2, 15.2.5 and 15.2.6), (in each case subject to clauses 15.4 and 15.18):

15.2.1	to execute any Facility Document (other than this Agreement and the Hedging Agreements) on its behalf;

15.2.2

to collect, receive, release or pay any money on its behalf and in respect of the ECA Agent only, in respect of administering payments from Atradius for the benefit of the Atradius Facility Lenders under the terms of the Atradius Insurance Policy;

15.2.3

acting on the instructions from time to time of the Majority Facility Lenders (save where the terms of any Facility Document expressly provide otherwise) to give or withhold any waivers, consents or approvals under or pursuant to any Facility Document;

15.2.4

acting on the instructions from time to time of the Majority Facility Lenders (save where the terms of any Facility Document expressly provide otherwise) to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Facility Document;

15.2.5

to consult with Atradius (where necessary) in relation to waivers, consents or approvals under or pursuant to the Facility Documents and to inform the Atradius Facility Lenders of the result of such consultation and if such waiver, consent or approval is within the scope of the Atradius Insurance Policy (at the discretion of the ECA Agent after consulting with Atradius) (Atradius Decisions), such Atradius Decision will be taken by the ECA Agent (acting on the sole direction of Atradius and the Atradius Facility Lenders); and

15.2.6

to provide all information required by Atradius to Atradius in a timely manner provided that the ECA Agent has received it in its capacity as ECA Agent. The Facility Agent shall have no duties or responsibilities as agent or as Facility Security Trustee and the ECA Agent shall have no duties or responsibility as agent, in each case other than those expressly conferred on it by the Facility Documents and shall not be obliged to act on any instructions from the Facility Lenders or the Majority Facility Lenders or the Atradius Facility Lenders if to do so would, in the opinion of the Facility Agent or the ECA Agent, be contrary to any provision of the Facility Documents, or to any law or in respect of the ECA Agent only, any provision of the Atradius Insurance Policy, or would expose the Facility Agent or the ECA Agent to any actual or potential liability to any third party.

15.3	Trust

The Facility Security Trustee agrees and declares, and each of the other Facility Beneficiaries acknowledges, that, subject to the terms and conditions of this clause 15.3, the Facility Security Trustee holds the Secured Property on trust for the Facility Beneficiaries absolutely. Each of the other Facility Beneficiaries agrees that the obligations, rights and benefits vested in the Facility Security Trustee shall be performed and exercised in accordance with this clause 15.3. The Facility Security Trustee shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as Facility Security Trustee for the Facility Beneficiaries, and all the powers and discretions conferred on trustees by the Trustees Act 1925 and the Trustee Act 2000 (to the extent not inconsistent with this Agreement). In addition:

15.3.1

the Facility Security Trustee and any attorney, agent or delegate of the Facility Security Trustee may indemnify itself or himself out of the Secured Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Secured Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Facility Security Trustee or any other such person by or pursuant to the Facility Documents or in respect of anything else done or omitted to be done in any way relating to the Facility Documents other than as a result of its gross negligence or wilful misconduct;

15.3.2

the other Facility Beneficiaries acknowledge that the Facility Security Trustee shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3

the Facility Beneficiaries agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of one hundred and twenty five years from the date of this Agreement.

15.4	Limitations on authority

15.4.1

Except with the prior written consent of all the Facility Lenders and in the case of the Atradius Facility Lenders, acting through the ECA Agent in respect of Atradius Decisions and in the case of clause 15.4.1(h), Atradius, the Facility Agent shall not be entitled to:

(a)	release or vary any security or guarantee given for the Borrower’s obligations under this Agreement unless expressly contemplated by the Facility Documents; nor

(b)

waive the payment of any sum of money payable by any Security Party under the Facility Documents and/or waive the payment or reduce any sum of money payable to any Facility Beneficiaries under the Facility Documents; nor

(c)	change the meaning of the expressions Majority Facility Lenders, Atradius Facility Lenders, Facility Lenders, Margin, Default Rate, Sponsor or Charterer; nor

(d)

exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Facility Lenders; nor

(e)	extend the due date for the payment of any sum of money payable by any Security Party under any Facility Document; nor

(f)	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Facility Lender under any Facility Document; nor

(g)	agree to change the currency in which any sum is payable under any Facility Document (other than in accordance with the terms of the relevant Facility Document); nor

(h)	agree to amend this clause 15.4, clause 10.3 or any clause that refers to a unanimous approval of all Facility Lenders and/or Atradius; nor

(i)	increase any Commitment.

15.4.2

Except with Atradius’s prior consent, the Facility Agent shall not be entitled to exercise or refrain from exercising any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which, by the terms of this Agreement, would require Atradius’s prior consent and any amendment or waiver which relates to any matter which, by the terms of any Facility Document, requires the prior consent of Atradius shall not be entered into or provided by the Facility Agent until Atradius has agreed to its terms.

15.4.3

Without limiting in any manner the rights of the Facility Lenders under the Facilities (other than the Atradius Facility), and subject and without prejudice to any amendments, consents or waivers as may be given, consented or agreed to by the Facility Agent which is contrary to or inconsistent with any vote exercised by the Atradius Facility Lenders (acting on the instructions of Atradius);

(a)

in case of any conflict between the Facility Documents and the Atradius Insurance Policy, the Atradius Insurance Policy shall, as between the Atradius Facility Lenders and Atradius, prevail, and to the extent of such conflict or inconsistency, none of the Atradius Facility Lenders or the ECA Agent shall assert to Atradius, the terms of the relevant Facility Documents; and

(b)

nothing in this Agreement or any Facility Document shall permit or oblige any Atradius Facility Lender or the ECA Agent to act (or omit to act) in a manner that is inconsistent with any requirement of Atradius under or in connection with the Atradius Insurance Policy.

15.5	Liability

(a)

None of the Facility Agent, the ECA Agent nor any of their directors, officers, employees or agents shall be liable to the Facility Lenders or Atradius for anything done or omitted to be done by the Facility Agent or the ECA Agent under or in connection with any of the Transaction Documents or, in the case of ECA Agent, the Atradius Insurance Policy, unless as a result of the Facility Agent’s or the ECA Agent’s gross negligence or wilful misconduct.

(b)

Without prejudice to any provision of any Facility Document excluding or limiting the Facility Agent’s and/or the ECA Agent’s liability, any liability of the Facility Agent and/or the ECA Agent arising under or in connection with any Facility Document or the Transaction Documents shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent and/or the ECA Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent and/or the ECA Agent at any time which increase the amount of that loss. In no event shall the Facility Agent and/or the ECA Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent and/or the ECA Agent has been advised of the possibility of such loss or damages.

15.6	Acknowledgement

Each Facility Lender acknowledges that:

15.6.1

it has not relied on any representation made by the Facility Agent, the ECA Agent or any of the Facility Agent’s or the ECA Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Facility Agent or the ECA Agent induce it to enter into any Facility Document;

15.6.2

it has made and will continue to make without reliance on the Facility Agent or the ECA Agent and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.6.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.6.4

neither the Facility Agent, nor the ECA Agent shall have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Facility Agent or the ECA Agent pursuant to the express terms of a Facility Document.

Each Facility Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Facility Agent or the ECA Agent or against any other person acting or purporting to act on behalf of the Facility Agent or the ECA Agent any claim which it might have against them in respect of any of the matters referred to in this clause 15.6.

15.7	Limitations on responsibility

Neither the Facility Agent nor the ECA Agent shall have any responsibility to any Security Party, Atradius or to any Facility Lender on account of:

15.7.1	the failure of a Facility Lender, Atradius or of any Security Party to perform any of its obligations under a Facility Document or the Atradius Insurance Policy; nor

15.7.2	the financial condition of any Security Party; nor

15.7.3

the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Facility Document or the Atradius Insurance Policy or in or pursuant to any document delivered pursuant to or in connection with any Facility Document or the Atradius Insurance Policy; nor

15.7.4

the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Facility Document, the Atradius Insurance Policy or of any document executed or delivered pursuant to or in connection with any Facility Document or the Atradius Insurance Policy.

15.8	The Facility Agent’s and the ECA Agent’s rights

Each of the Facility Agent and the ECA Agent may:

15.8.1

assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Facility Document are true and complete, unless, in its capacity as the Facility Agent or the ECA Agent, it has acquired actual knowledge to the contrary;

15.8.2	assume that no Default has occurred unless, in its capacity as the Facility Agent or the ECA Agent, it has acquired actual knowledge to the contrary;

15.8.3	rely on any document or notice believed by it to be genuine;

15.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.8.6

refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Facility Lenders (or, where applicable, by the Majority Facility Lenders) and unless and until the Facility Agent has received from the Facility Lenders or the ECA Agent has received from the Atradius Facility Lenders any payment which the Facility Agent or the ECA Agent may require on account of, or any security which the Facility Agent or the ECA Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.9	The Facility Agent’s duties

The Facility Agent shall:

15.9.1

if requested in writing to do so by a Facility Lender, make enquiry and advise the Facility Lenders as to the performance or observance of any of the provisions of any Facility Document by any Security Party or as to the existence of an Event of Default; and

15.9.2	inform the Facility Lenders promptly of any Event of Default of which the Facility Agent has actual knowledge.

The duties of the Facility Agent and the ECA Agent are of a mechanical and administrative nature.

15.10	No deemed knowledge

Neither the Facility Agent nor the ECA Agent shall be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Facility Lender or a Security Party shall have given written notice thereof to the Facility Agent in its capacity as the Facility Agent or the ECA Agent in its capacity as ECA Agent. Any information acquired by the Facility Agent or the ECA Agent other than specifically in its capacity as the Facility Agent or the ECA Agent shall not be deemed to be information acquired by the Facility Agent in its capacity as the Facility Agent or the ECA Agent in its capacity as ECA Agent.

15.11	Other business

The Facility Agent and/or the ECA Agent may, without any liability to account to the Facility Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Facility Lender as if it were not the Facility Agent or the ECA Agent.

15.12	Indemnity

The Facility Lenders shall, promptly on the Facility Agent’s request, reimburse the Facility Agent in their respective Proportionate Shares, for, and keep the Facility Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Facility Agent in connection with the Facility Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Facility Document, to the extent not paid by the Security Parties and not arising solely from the Facility Agent’s gross negligence or wilful misconduct.

The Atradius Facility Lenders shall, promptly on the ECA Agent’s request, reimburse the ECA Agent in their respective Atradius Proportionate Shares, for, and keep the ECA Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the ECA Agent in connection with the Atradius Insurance Policy, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Facility Document or the Atradius Insurance Policy, to the extent not paid by the Security Parties and not arising solely from the ECA Agent’s gross negligence or wilful misconduct.

This clause 15.12 may not be amended without the consent of the Facility Agent or the ECA Agent.

15.13	Employment of agents

In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Facility Documents, the Facility Agent shall be entitled to employ and pay agents to do anything which the Facility Agent is empowered to do under or pursuant to the Facility Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Facility Agent in good faith to be competent to give such opinion, advice or information.

15.14	Distribution of payments

The Facility Agent shall pay promptly to the order of each Facility Lender that Facility Lender’s Proportionate Share of every sum of money received by the Facility Agent pursuant to the Facility Documents (with the exception of any amounts payable pursuant to clause 9 and/or any Fee Letter and any amounts which, by the terms of the Facility Documents, are paid to the Facility Agent for the account of the Facility Agent alone or specifically for the account of one or more Facility Lenders) and until so paid such amount shall be held by the Facility Agent on trust absolutely for that Facility Lender.

Upon receipt of any amount from Atradius by the ECA Agent, the ECA Agent shall promptly pay to the order of each Atradius Facility Lender that Atradius Facility Lender’s Atradius Proportionate Share of such amount and until so paid such amount shall be held by the ECA Agent on trust absolutely for that Atradius Facility Lender.

15.15	Reimbursement

Neither the Facility Agent nor the ECA Agent shall have any liability to pay any sum to a Facility Lender or Atradius Facility Lender until it has itself received payment of that sum. If, however, the Facility Agent does pay any sum to a Facility Lender on account of any amount prospectively due to that Facility Lender pursuant to clause 15.14 before it has itself received payment of that amount, and the Facility Agent does not in fact receive payment within five (5) Banking Days after the date on which that payment was required to be made by the terms of the Facility Documents, that Facility Lender will, on demand by the Facility Agent, refund to the Facility Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Facility Agent for any amount which the Facility Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Facility Documents and ending on the date on which the Facility Agent receives reimbursement.

15.16	Redistribution of payments

Unless otherwise agreed between the Facility Lenders and the Facility Agent, if at any time a Facility Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Facility Lender’s Proportionate Share of any sum due from that Security Party to the Facility Lenders under the Facility Documents (the amount of the excess being referred to in this clause 15.16 and in clause 15.17 as the Excess Amount) then:

15.16.1	that Facility Lender shall within three (3) Banking Days notify the Facility Agent (which shall promptly notify each other Facility Lender);

15.16.2	that Facility Lender shall pay to the Facility Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.16.3

the Facility Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Facility Lenders and shall account to the Facility Lenders in respect of the Excess Amount in accordance with the provisions of this clause 15.16.

However, if a Facility Lender has commenced any legal proceedings to recover sums owing to it under the Facility Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Facility Agent shall not distribute any of that Excess Amount to any other Facility Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.17	Rescission of Excess Amount

If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Facility Lenders which have received any part of that Excess Amount by way of distribution from the Facility Agent pursuant to clause 15.16 shall repay to the Facility Agent for the account of the Facility Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Facility Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Facility Lender receiving or recovering the Excess Amount to the person to whom that Facility Lender is liable to make payment in respect of such amount, and clause 15.16.3 shall apply only to the retained amount.

15.18	Instructions

Where the Facility Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Facility Lenders, Atradius or of the Majority Facility Lenders each of the Facility Lenders and Atradius (if applicable) shall provide the Facility Agent with instructions within seven (7) Banking Days of the Facility Agent’s request (which request may be made orally or in writing). If a Facility Lender and Atradius (if applicable) does not provide the Facility Agent with instructions within that period, that Facility Lender and Atradius (if applicable) shall be bound by the decision of the Facility Agent. Nothing in this clause 15.18 shall limit the right of the Facility Agent to take, or refrain from taking, any action without obtaining the instructions of the Facility Lenders, Atradius or the Majority Facility Lenders if the Facility Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Facility Lenders and Atradius (if applicable) under or in connection with the Facility Documents. In that event, the Facility Agent will notify the Facility Lenders and Atradius (if applicable) of the action taken by it as soon as reasonably practicable, and the Facility Lenders and Atradius (if applicable) agree to ratify any action taken by the Facility Agent pursuant to this clause 15.18.

15.19	Payments

All amounts payable to a Facility Lender and/or Atradius under this clause 15, clause 9.4, clause 9.5 clause 9.6 and clause 9.1.2 shall be paid to such account at such bank as that Facility Lender, in the case of Atradius, the ECA Agent or Atradius may from time to time direct in writing to the Facility Agent or the ECA Agent.

15.20	“Know your customer” checks

Each Facility Lender shall promptly upon the request of the Facility Agent or the ECA Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent or the ECA Agent (for itself), in order for the Facility Agent or the ECA Agent, to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Facility Documents.

15.21	Resignation

Subject to a successor being appointed in accordance with this clause 15.21, the Facility Agent or the ECA Agent may (and, in the case of the Facility Agent if requested by the Majority Facility Lenders and in the case of the ECA Agent if requested by all of the Atradius Facility Lenders, will), resign as agent and/or the Facility Security Trustee may (and if requested by the Majority Facility Lenders will), resign as Facility Security Trustee at any time without assigning any reason by giving to the Borrower and the Facility Lenders notice of its intention to do so, in which event the following shall apply:

15.21.1

with the consent of the Borrower not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived) the Facility Lenders may within thirty (30) days after the date of the notice from the Facility Agent, the ECA Agent or the Facility Security Trustee (as the case may be) appoint a successor to act as agent and/or Facility Security Trustee or, if they fail to do so with the consent of the Borrower, not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived), the Facility Agent, the ECA Agent or the Facility Security Trustee (as the case may be) may appoint any other bank or financial institution as its successor;

15.21.2

the resignation of the Facility Agent, the ECA Agent or the Facility Security Trustee (as the case may be) shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the Facility Lenders;

15.21.3

the Facility Agent, the ECA Agent or the Facility Security Trustee (as the case may be) shall thereupon be discharged from all further obligations as agent and/or Facility Security Trustee but shall remain entitled to the benefit of the provisions of this clause 15; and

15.21.4

the successor of the Facility Agent, the ECA Agent or the Facility Security Trustee (as the case may be) and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a Party.

15.22	Replacement of the Facility Agent for FATCA withholding

15.22.1

The Facility Agent shall resign in accordance with clause 15.21 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor facility agent pursuant to clause 15.21 above) if on or after the date which is three (3) Months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Facility Documents, either:

(a)

the Facility Agent fails to respond to a request under clause 15.24 and a Facility Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)

the information supplied by the Facility Agent pursuant to clause 15.24 indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Facility Agent notifies the Borrower and the Facility Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Facility Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Facility Lender, by notice to the Facility Agent, requires it to resign.

15.23	No fiduciary relationship

Except as provided in clauses 15.3 and 15.14, neither the Facility Agent, nor the ECA Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Facility Document, or the Atradius Insurance Policy shall constitute a partnership between any two or more Facility Lenders or between the Facility Agent, the ECA Agent and any other person.

15.24	FATCA Information

(a)	Subject to clause 15.24(c) below, each Party shall, within ten (10) Banking Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA, provided however that such forms, documentation and other information may be given in accordance with law and other relevant obligations.

(b)

If a Party confirms to another Party pursuant to clause 15.24(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Clause 15.24(a) above shall not oblige any Facility Beneficiary to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any policy of that Facility Beneficiary;

(iv)	any duty of confidentiality.

(d)

If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with clause 15.24(a) above (including, for the avoidance of doubt, where clause 15.24(c) above applies), then:

(i)

if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Facility Documents as if it is not a FATCA Exempt Party; and

(ii)

if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Facility Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.25	Atradius Insurance Policy

Each Atradius Facility Lender represents and warrants to the ECA Agent that, with effect from the date it receives the Atradius Insurance Policy, (i) it has reviewed the Atradius Insurance Policy and is aware of the provisions thereof, (ii) any representations and warranties made by the ECA Agent on behalf of each Atradius Facility Lender under the Atradius Insurance Policy are true and correct with respect to such Atradius Facility Lender in all respects, and (iii) no information provided by such Atradius Facility Lender in writing to the ECA Agent or to Atradius prior to the date hereof was incomplete, untrue or incorrect in any respect except to the extent that such Atradius Facility Lender, in the exercise of reasonable care and due diligence prior to the giving of the information, could not have discovered the error or omission. Each Atradius Facility Lender represents and warrants to the ECA Agent that it has not taken (or failed to take), and agrees with the ECA Agent that it shall not take (or fail to take), any action that would result in the ECA Agent being in breach of any of its obligations in its capacity as ECA Agent under the Atradius Insurance Policy or the Facility Documents, or result in any of Atradius Facility Lenders being in breach of any of their respective obligations as insured parties, under the Atradius Insurance Policy, or which would otherwise prejudice the ECA Agent’s ability to make a claim on behalf of the Atradius Facility Lenders under the Atradius Insurance Policy.

15.26	ECA Agent actions

The ECA Agent agrees to take such actions under the Atradius Insurance Policy (including with respect to any amendment, modification or supplement to the Atradius Insurance Policy) as may be directed on the unanimous instructions of the Atradius Facility Lenders from time to time; provided that, anything herein or in the Atradius Insurance Policy to the contrary notwithstanding, the ECA Agent shall not be obliged to take any such action or to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or the exercise of any of its rights or powers hereunder or thereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it or if such action would be contrary to applicable law.

16	Set-Off

Only a Facility Beneficiary (not the Borrower) may set off any matured obligation due from the Borrower under any Facility Document (to the extent beneficially owned by that Facility Beneficiary) against any matured obligation owed by that Facility Beneficiary to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Facility Beneficiary may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

17	Payments

17.1	Payments

Each amount payable by the Borrower under a Facility Document shall be paid to such account at such bank as the Facility Agent may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Facility Agent on the date on which the Facility Agent receives authenticated advice of receipt, unless that advice is received by the Facility Agent on a day other than a Banking Day or at a time of day (whether on a Banking Day or not) when the Facility Agent in its reasonable discretion considers that it is impossible or impracticable for the Facility Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Facility Agent on the Banking Day next following the date of receipt of advice by the Facility Agent.

17.2	No deductions or withholdings

Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Facility Document shall, subject only to clause 17.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature other than FATCA Deductions.

17.3	Grossing-up

With the exception of a FATCA Deduction, if at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Facility Agent and, simultaneously with making that payment, will pay to the Facility Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the relevant Facility Beneficiaries receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4	Evidence of deductions

If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Facility Document, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Facility Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Facility Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5	Rebate

If the Borrower pays any additional amount under clause 17.3 and a Facility Beneficiary subsequently receives a refund or allowance from any tax authority which that Facility Beneficiary identifies as being referable to that increased amount so paid by the Borrower, that Facility Beneficiary shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this clause 17.5 shall be interpreted as imposing any obligation on any Facility Beneficiary to apply for any refund or allowance nor as restricting in any way the manner in which any Facility Beneficiary organises its tax affairs, nor as imposing on any Facility Beneficiary any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations.

17.6	Adjustment of due dates

If any payment or transfer of funds to be made under a Facility Document, other than a payment of interest on the Loan, shall be due on a day which is not a Banking Day, that payment shall be made on the next succeeding Banking Day (unless the next succeeding Banking Day falls in the next calendar month in which event the payment shall be made on the next preceding Banking Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.7	Control Account

The Facility Agent shall (without further input required from the Borrower) open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower’s obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this clause 17.7 by the Facility Agent and those entries will, in the absence of manifest error, be conclusive and binding.

17.8	Hedging Providers

Each Hedging Provider agrees with and covenants to each of the other Facility Beneficiaries that until the end of the Facility Security Period and without prejudice to any rights which that Hedging Provider may otherwise have against the Borrower (including, for the avoidance of doubt, any right to terminate transactions under its Hedging Agreement or close-out its Hedging Agreement pursuant to a permitted termination event set out therein but subject to any other agreements or covenants of the Hedging Providers set out in any other provision of this Agreement):

17.8.1	it will not, without the prior written consent of the Facility Agent:

(a)

at any time when an Event of Default has occurred and is continuing unremedied and unwaived, accept or demand from the Borrower the payment or repayment in whole or in part of any Indebtedness whatsoever now or hereafter due to it from the Borrower;

(b)

at any time when an Event of Default has occurred and is continuing unremedied and unwaived, otherwise accept, have the benefit of, or share in any payment from, or composition with, the Borrower (other than pursuant to any contractual set-off and/or netting provisions contained in the Hedging Agreement to which it is a party and without prejudice to its rights as a Facility Beneficiary in respect of the Facility Secured Property);

(c)

exercise any other right of whatsoever nature or claim or exercise any right of set-off or counterclaim which it may have against the Borrower (other than pursuant to any contractual set-off and/or netting provisions contained in the Hedging Agreement to which it is a party and without prejudice to its rights as a Facility Beneficiary in respect of the Facility Secured Property);

(d)

accept or demand any Collateral Instrument from the Borrower in respect of any right referred to in paragraphs (a), (b) and (c) above or dispose of any such right (but without prejudice to its rights as a Facility Beneficiary in respect of the Facility Secured Property);

(e)	take any step to enforce any right against the Borrower (by proceedings or otherwise) (but without prejudice to its rights as a Facility Beneficiary in respect of the Facility Secured Property);

(f)	initiate or take any action which would result in any Insolvency Event in relation to the Borrower; or

(g)	claim or prove in any Insolvency Event in relation to the Borrower;

17.8.2

it will, if so directed by the Facility Agent, prove in any Insolvency Event in relation to the Borrower for the whole or any part of any claim which it may have against the Borrower and on terms that the benefit of such proof and of all moneys received by it in respect thereof shall be held on trust for the Facility Beneficiaries and shall be applied in accordance with clause 10.3.

17.9	FATCA Deduction

17.9.1

Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

17.9.2

Each party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment and, in addition, shall notify the Borrower, the Facility Agent and the other Facility Beneficiaries.

17.10	FATCA Mitigation

17.10.1

Notwithstanding any other provision of this Agreement, if a FATCA Deduction is or will be required to be made by any party under clause 17.9 in respect of a payment to any Facility Lender which is a FATCA FFI (a FATCA Non-Exempt Lender), the FATCA Non-Exempt Lender may either:

(a)	transfer its entire interest in the Loan to a U.S. branch or affiliate; or

(b)

(subject to (i) the prior written consent of the Borrower in the case of a transferee which is not already a Facility Lender, such consent not to be unreasonably withheld or delayed and (ii) the prior written consent of Atradius if the Facility Lender is an Atradius Facility Lender) nominate one or more transferee lenders who upon becoming a Facility Lender would be a FATCA Exempt Party, by notice in writing to the Facility Agent and the Borrower specifying the terms of the proposed transfer, and cause such transferee lender(s) to purchase all of the FATCA Non-Exempt Lender’s interest in the Loan.

17.11	FATCA Deduction by a Facility Beneficiary

Notwithstanding any other provision of this Agreement, a Facility Beneficiary shall indemnify the Facility Agent, within three (3) Banking Days of demand, against any cost, loss or liability incurred by the Facility Agent with respect to any Tax imposed by reason of FATCA attributable to such Facility Beneficiary in relation to the Facility Documents.

18	Notices

18.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter or (subject to clause 18.6) electronic mail.

18.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1

in the case of the Borrower, c/o Teekay Shipping (Canada) Ltd, Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2 (fax no: +1 604 681 3011) marked for the attention of Renee Eng, Treasury Manager;

18.2.2	in the case of each Facility Lender, those appearing opposite its name in Schedule 1, Part 1;

18.2.3

in the case of the Facility Agent and the Facility Security Trustee, ABN AMRO Capital USA LLC, 100 Park Ave 17 Fl, New York, NY 10017, USA (tel no: +1 917 284 6915/6975/6962 and fax no. +1 917 284 6697) marked for the attention of Agency Syndicated Loans, email address AABUS_NY_AGENCY@ABNAMRO.COM;

18.2.4

in the case of the ECA Agent, at any time prior to 1 September 2015, ABN AMRO Bank N.V., Global Export Finance, Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands PAC HQ0070 (tel no: +31 20 383 3757/+31 62 309 3356), marked for the attention of Carmen Jessurun and, at any time on or after 1 September 2015, ABN AMRO Bank N.V., Risk & Portfolio Management, Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands (tel no: +31 20 6286 375/+31 6 5125 8009) and marked for the attention of Peter M. Dietze, email address peter.dietze@nl.abnamro.com or any substitute address, fax number, department or officer as any party may notify to the Facility Agent (and in the case of an Atradius Facility Lender, the ECA Agent (or the Facility Agent or the ECA Agent may notify to the other parties, if a change is made by the Facility Agent, or the ECA Agent)) by not less than three (3) Banking Days’ notice.

18.3	Delivery

Any communication or document made or delivered by one Party to another under or in connection this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

18.3.3	if by way of electronic mail, in accordance with clause 18.6;

and, if a particular department or officer is specified as part of its address details provided under clause 18.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Facility Agent or the ECA Agent will be effective only when actually received by the Facility Agent or the ECA Agent.

All notices from or to the Borrower shall be sent through the Facility Agent.

The Facility Agent shall promptly forward a copy of any document which is delivered to it for another party and where such document is addressed to the Atradius Facility Lenders, the Facility Agent shall forward it to the ECA Agent as well.

18.4	Notification of address and fax number

Promptly upon receipt of notification of an address, fax number or change of address, pursuant to clause 18.2 or changing its own address or fax number, the Facility Agent shall notify the other parties to this Agreement.

18.5	English language

Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2

if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.6	Electronic communication

(a)	Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means, if the Borrower and the relevant Facility Beneficiary and/or Atradius:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Borrower and the relevant Facility Beneficiary will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrower to a Facility Beneficiary only if it is addressed in such a manner as the Facility Beneficiary shall specify for this purpose.

For the purpose of the Facility Documents, an electronic communication will be treated as being in writing. Each party may rely without further inquiry on the senders’ due authorisation in connection with any e-mail messages it receives on behalf of the other Party. Each party shall also, subject to the terms and conditions of this Agreement (including but not limited to the requirements to communicate via the Facility Agent, the ECA Agent and/or the Facility Security Trustee), be authorised to communicate by e-mail with any third parties who may be involved in this transaction or affected by the Facility Documents.

19	Partial Invalidity

If, at any time, any provision of a Facility Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Facility Beneficiary, any right or remedy under a Facility Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Miscellaneous

21.1	No oral variations

No variation or amendment of a Facility Document shall be valid unless in writing and signed on behalf of all the Facility Beneficiaries and the relevant Security Party.

21.2	Further Assurance

If any provision of a Facility Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Facility Beneficiaries or any of them are considered by the Facility Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Facility Agent, execute or procure the execution of such further documents as in the opinion of the Facility Lenders are necessary to provide adequate security for the repayment of the Facility Secured Obligations.

21.3	Rescission of payments etc.

Any discharge, release or reassignment by a Facility Beneficiary of any of the security constituted by, or any of the obligations of a Security Party contained in, a Facility Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

21.4	Certificates

Any certificate or statement signed by an authorised signatory of the Facility Agent purporting to show the amount of the Facility Secured Obligations (or any part of the Facility Secured Obligations) or any other amount referred to in any Facility Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

21.5	Counterparts

This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.6	Contracts (Rights of Third Parties) Act 1999

(a)

Unless expressly provided to the contrary in this agreement and subject to the following sentence, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement. Atradius and each Indemnified Party shall have the right to enforce and enjoy the benefit of any term of this Agreement which is expressed to be for its benefit or expressly purports to confer a benefit on it. Notwithstanding any term of this Agreement, the consent of a person who is not a Party (unless otherwise expressly provided by this Agreement in respect of Atradius and without prejudice to the provisions of the Atradius Insurance Policy) is not at any time required to rescind or amend this Agreement.

(b)

Each party agrees that Atradius shall not have any obligations or liabilities under this Agreement unless and until it becomes a Facility Lender in accordance with the terms of this Agreement, and this Agreement may not be amended to limit, modify or eliminate any rights of Atradius without its prior written consent.

21.7	Disclosure of Information

The Borrower authorises each Facility Lender to disclose any information and/or document(s) concerning its relationship with such Facility Lender or otherwise delivered pursuant to this Agreement (i) as may be compelled by judicial or legal process or to authorities in any other countries where such Facility Lender or any Affiliate is represented and/or where any Facility Lender or any Affiliate may be requested information by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or internal policy, (ii) to parties to whom that Facility Lender charges, assigns or otherwise creates security (or may do so) pursuant to clause 14, (iii) to any Affiliate of that Facility Lender including, without limitation, for the purposes of making it possible to consolidate the member of a Group’s total commitments and offer the member of the Group any other products offered by that Facility Lender or any Affiliate, subject always to the duties of confidentiality on the Facility Lenders, (iv) in the case of the Atradius Facility Lenders, to Atradius and the Borrower consents to Atradius publishing key information concerning the Atradius Insurance Policy, (v) to any rating agency (including its professional advisers), (vi) to any monoline insurers, verification agents and their professional advisers, (vii) to any person which invests in or otherwise finances or may potentially invest in or otherwise finance directly or indirectly in any transaction relating to this Loan, (viii) to the professional advisers of any Facility Lender or its Affiliates, (ix) to any related fund of a Facility Lender and (x) to any person that provides administration or settlement or numbering services in respect of the Facility Documents.

21.8	USA Patriot Act

Each Facility Beneficiary that is subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the Act) hereby notifies the Borrower and the other Security Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the other Security Parties, which information includes the name and address of the Borrower and the other Security Parties and other information that will allow such Facility Beneficiary, as applicable, to identify the Borrower and the other Security Parties in accordance with the Act.

22	Law and Jurisdiction

22.1	Governing law

This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

22.2	Jurisdiction

For the exclusive benefit of the Facility Beneficiaries, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any dispute;

(a)	which may arise out of or in connection with this Agreement; or

(b)	relating to any non-contractual obligations arising from or in connection with this Agreement,

and that any proceedings may be brought in those courts.

22.3	Alternative jurisdictions

Nothing contained in this clause 22 shall limit the right of the Facility Beneficiaries to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

22.4	Waiver of objections

The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this clause 22, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

22.5	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

22.5.1

irrevocably appoints Teekay Shipping (UK) Limited of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD England, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

22.5.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

Schedule 1

Part 1: The Facility Lenders and the Commitments

COMMERCIAL FACILITY LENDERS

The Commercial Facility Lenders	The Commercial Facility Commitments ($)	The Proportionate Share (%)
ABN AMRO Capital USA LLC For business/credit matters and legal/ documentation: 100 Park Avenue New York, New York 10017 Tel: 917-284-6956, 917-284-6947 Fax: +1 917 284 6697 Email: passchier.veefkind@abnamro.com, francis.birkeland@abnamro.com Attention: Passchier Veefkind (Director), Francis Birkeland (Head of Shipping & Offshore North America)	30,666,666.67	17.04

For loans/letters of credit:

Tel: 917-284- 6915

Fax: 917-284-6697

Email: tradefinance@abnamro.com

Copy to: Lilia.Engelsbel-
Sporysheva@abnamro.com

Attention: Lilia Engelsbel-Sporysheva
(Director Trade Finance Operations)

For Debtdomain: Tel: 917-284-6962/6915 Fax: 917-284-6683 Email: aabus_ny_agency@abnamro.com Attention: Lilia Engelsbel-Sporysheva, Wudasse Zaudou
Santander Bank, N.A. 45 East 53rd Street New York NY 10022 USA	30,666,666.67	17.04
For documentation: GTB Middle Office Attention: Pasquale Bellini/Sen Louie Tel: 212 350 3624 Fax: 212 350 3691 Email: gtmo@santander.us
For business/credit matters: Attention: Beatriz de la Mata/Angela Rabanal Tel: 212 297 2942 /617 217 0179 Fax: 212 350 3691 Email: bdelamata@santander.us, arabanal@santander.us

Nordea Bank Finland Plc, New York Branch 437 Madison Avenue Floor 21 New York, NY 10022 USA For credit/documentation: Attention: Henning Christiansen Tel: +1 212 318 9632 Email: henning.christiansen@nordea.com For operations: Attention: Jackie Ng Tel: +1 212 318 9578 Fax: +1 212 750 9188 Email: Jackie.ng@nordea.com	30,666,666.67	17.04

ATRADIUS FACILITY LENDERS

The Atradius Facility Lenders	The Atradius Facility Commitments ($)	The Proportionate Share (%)

ABN AMRO Capital USA LLC

For business/credit matters and legal/documentation:

100 Park Avenue

New York, New York 10017

Tel: 917-284-6956, 917-284-6947

Fax: +1 917 284 6697

Email: passchier.veefkind@abnamro.com,
francis.birkeland@abnamro.com

Attention: Passchier Veefkind (Director), Francis
Birkeland (Head of Shipping & Offshore North
America)

For loans/letters of credit:

Tel: 917-284-6915

Fax: 917-284-6697

Email: tradefinance@abnamro.com

Copy to: Lilia.Engelsbel-Sporysheva@abnamro.com

Attention: Lilia Engelsbel-Sporysheva (Director Trade
Finance Operations)

For Debtdomain:

Tel: 917-284-6962/6915

Fax: 917-284-6683

Email: aabus_ny_agency@abnamro.com

Attention: Lilia Engelsbel-Sporysheva, Wudasse Zaudou

	29,333,333.33	16.29

Santander Bank, N.A. 45 East 53rd Street New York NY 10022 USA For documentation: GTB Middle Office Attention: Pasquale Bellini/Sen Louie Tel: 212 350 3624 Fax: 212 350 3691 Email: gtmo@santander.us For business/credit matters: Attention: Beatriz de la Mata/Angela Rabanal Tel: 212 297 2942 /617 217 0179 Fax: 212 350 3691 Email: bdelamata@santander.us, arabanal@santander.us	29,333,333.33	16.29

Nordea Bank Finland Plc, New York Branch 437 Madison Avenue Floor 21 New York, NY 10022 USA For credit/documentation: Attention: Henning Christiansen Tel: +1 212 318 9632 Email: henning.christiansen@nordea.com For operations: Attention: Jackie Ng Tel: +1 212 318 9578 Fax: +1 212 750 9188 Email: Jackie.ng@nordea.com	29,333,333.33	16.29

Part 2: The MLAs

The MLAS

ABN AMRO Capital USA LLC
100 Park Avenue
New York, New York 10017
Tel: 917-284-6956
Fax: +1 917 284 6697
Email: passchier.veefkind@abnamro.com
Attention: Passchier Veefkind

Banco Santander S.A.
Ciudad Financiera. Avda. Cantabria s/n,
Boadilla del Monte, 28660 Madrid,
Spain
Tel: +34 91 289 5687/+34 91 289 1370
Fax: +34 91 257 1682
Email: Fverdugm@gruposantander.com/joldiaz@gruposantander.com
Attention: Francisco Verdugo/Jose Luis Diaz Cassou

Nordea Bank Finland Plc, New York Branch
437 Madison Avenue
Floor 21
New York, NY 10022
USA

For credit/documentation:
Attention: Henning Christiansen
Tel: +1 212 318 9632
Email: henning.christiansen@nordea.com

For operations:
Attention: Jackie Ng
Tel: +1 212 318 9578
Fax: +1 212 750 9188
Email: Jackie.ng@nordea.com

Schedule 2

Part 1: conditions precedent to first Advance

1	Security Parties

(a)

Constitutional Documents: Copies of the constitutional documents of each Security Party (excluding the Operator) together with such other evidence as the Facility Agent may reasonably require that each such Security Party is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Transaction Documents to which it is or is to become a party.

(b)	Certificates of good standing: A certificate of good standing in respect of each Security Party (excluding the Operator) (if such a certificate can be obtained).

(c)	Board resolutions: A copy of a resolution of the board of directors of each Security Party (excluding the Operator) (or its sole member or general partner):

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and ratifying or resolving that it execute those Transaction Documents; and

(ii)	if required authorising a specified person or persons to execute those Transaction Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Officer’s certificates: A certificate of a duly authorised officer or representative of each Security Party (excluding the Operator) certifying that:

(i)

each copy document (excluding the certificates of good standing referred to at paragraph 1(b) of this Part 1 of Schedule 2) relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(ii)

setting out the names of the directors and officers of that Security Party (or its sole member or general partner) and (other than in respect of TOO) the proportion of shares or membership interests held by each shareholder or member.

(e)

Powers of attorney: The notarially attested and legalised (where necessary for registration purposes) power of attorney of each Security Party (excluding the Operator) under which any documents are to be executed or transactions undertaken by that Security Party.

2	Security and related documents

(a)

Project Documents: A photocopy, certified as true, accurate, complete and in full force and effect by a duly authorised representative of the Borrower, of the Project Documents, together with all addenda, amendments or supplements.

(b)

Facility Documents: An original of this Agreement, the Financial Guarantee and each Fee Letter, in each case duly executed by each party thereto together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge, filing, registration and evidence that those notices will be duly acknowledged by the recipients, in each case duly executed by each party thereto for the purpose of the effectiveness of the aforementioned Facility Documents.

(c)

Pre Delivery Date Facility Security Documents: An original of the Mortgage, the Quiet Enjoyment Undertaking, the Deed of Covenants, the Account Charge, the Bareboat Charterer Account Charge, the Pre-Delivery Assignment, the Master Agreement Charge, the Borrower Share Pledge and the Bareboat Charterer Share Pledge, in each case duly executed by each party thereto together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge, filing, registration and evidence that those notices will be duly acknowledged by the recipients, in each case duly executed by each party thereto for the purpose of the effectiveness of the aforementioned Facility Security Documents.

(d)

Evidence of Borrower’s title: Evidence satisfactory to the Facility Agent that the certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Vessel’s Flag State confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further or other Security Interests registered against the Vessel will, in each case, be available on the Drawdown Date for the first Advance.

3	Notices

Evidence acceptable to the Facility Agent that notices of assignment (as required) have been served by the Borrower (and consent and/or acknowledgement relating thereto where relevant) in respect of the Pre-Delivery Assignment.

4	Legal opinions

Legal opinions of the legal advisers to the Facility Agent in each relevant jurisdiction, substantially in the form provided to the Facility Agent or confirmation satisfactory to the Facility Agent that such an opinion will be given, namely:

(a)	an opinion on matters of English law from Norton Rose Fulbright LLP;

(b)	an opinion on matters of Marshall Island and New York law from Norton Rose Fulbright US LLP;

(c)	an opinion on matters of Norwegian law from Advokatfirmaet BA-HR DA;

(d)	an opinion on matters of Dutch law from Norton Rose Fulbright LLP, Amsterdam;

(e)	an opinion on matters of law relating to the Flag State.

5	Other documents and evidence

(a)

Process agent: Evidence that any process agent referred to in clause 22.5.1 and any process agent appointed under the Financial Guarantee, the Deed of Covenants, the Account Charge, the Bareboat Charterer Account Charge, the Pre-Delivery Assignment, the Master Agreement Charge, the Borrower Share Pledge and the Bareboat Charterer Share Pledge, has accepted its appointment.

(b)

Other authorisations: A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability of any of the Transaction Documents.

(c)	Fees: Evidence that the fees, costs and expenses then due from the Borrower under clause 8 and clause 9 have been paid or will be paid on the date upon which they fall due.

(d)

“Know your customer” documents: Such documentation and other evidence as is reasonably requested by the Facility Agent in order for the Facility Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Facility Documents.

6	Certificate of ownership

(a)	A certificate from Teekay that it owns a minimum of fifty one per cent (51%) of the voting rights in the General Partner, which is the general partner in TOO.

(b)

Evidence satisfactory to the Facility Agent of the direct or indirect ownership (i) by the Sponsor of the shares in the Shareholders, and (ii) by the Shareholders of the membership interests or shares in the Borrower and the Bareboat Charterer.

7	Atradius Insurance Policy

(a)	The Atradius Insurance Policy has been issued and is in full force and effect.

(b)

A legal opinion from the legal advisers to the Facility Agent in The Netherlands on matters of Dutch law, which shall include confirmation that the terms of the Facility Documents comply with the requirements of Atradius Insurance Policy, that the Atradius Insurance Policy has been duly issued for the benefit of the Atradius Facility Lenders by Atradius and that it is in full force and effect.

8	Earnings Account

The Earnings Account shall have been opened with the Account Bank.

9	Bareboat Charterer Earnings Account and Bareboat Charterer NOK Account

The Bareboat Charterer Earnings Account and the Bareboat Charterer NOK Account shall have been opened with the Account Bank.

10	Insurance Proceeds under the Refurbishment Contract

(a)	Loss Payable Clause: Evidence satisfactory to the Facility Agent that the Loss Payable Clause has been or will be endorsed on the Borrower’s insurance policy.

(b)

Evidence of insurance: Evidence that the Vessel is insured in the manner required by the Facility Security Documents and that letters of undertaking will be issued in the manner required by the Facility Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Facility Agent.

11	Amount of Advance

(a)	In the case of the first Atradius Facility Advance:

(i)

Fifteen per cent. (15%) of the Contract Price (assuming a Contract Price of EUR89,934,827) has been paid to, and received by, the Builder in accordance with the Refurbishment Contract, and evidence of the Rate of Exchange in respect of such payment(s) and invoices together with confirmation from the bank evidencing payment to the Builder or other evidence of payment satisfactory to the ECA Agent have been provided to the Facility Agent which, for the avoidance of doubt, shall not be reimbursed by an Atradius Facility Advance; and

(ii)	The amount of the first Atradius Facility Advance is not more than the lesser of:

(A)

(I) one hundred per cent. (100%) of the Atradius Premium, plus (II) the Aggregate Dollar Equivalent Amount of the Contract Price paid as at the date of the Drawdown Notice, as evidenced by invoices, together with confirmation from the bank evidencing payment to the Builder or other evidence of payment satisfactory to the ECA Agent and evidence of the Rate of Exchange for such payment(s) minus fifteen per cent (15%) of the Contract Price (assuming a Contract Price of EUR89,934,827); but in any event the aggregate amount of all Atradius Facility Advances should not exceed eighty five per cent (85%) of the Contract Price, as may be adjusted from time to time; and

(B)	eighty per cent. (80%) of the Eligible Delivered Costs paid and/or invoiced as at the date of the Drawdown Notice, as evidenced by invoices or internal reports, as the case may be.

(b)	In the case of the first Commercial Facility Advance, the amount of that Commercial Facility Advance is not more than the lesser of:

(i)	the amount of the Refurbishment Costs paid and/or invoiced as at the date of the Drawdown Notice, as evidenced by invoices or internal reports, as the case may be; and

(ii)	eighty per cent. (80%) of the Eligible Delivered Costs paid and/or invoiced as at the date of the Drawdown Notice, as evidenced by invoices or internal reports, as the case may be.

Part 2: Conditions precedent to Advances other than Final Advances or the

Delivery Commercial Facility Advance

1	Legal opinions

If requested by the Facility Agent, confirmation from such of the counsel to the Facility Beneficiaries referred to in Part 1 of this Schedule 2 as may be nominated by the Facility Agent in that request that the terms and provisions of the legal opinions provided by them pursuant to Part 1 of this Schedule 2 need not be altered or modified in any way.

2	Other documents and evidence

(a)	Fees: Evidence that the fees, costs and expenses then due from the Borrower under clause 8 and clause 9 have been paid or will be paid on the date upon which they fall due.

(b)

Authorisations: A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability of any of the Transaction Documents.

3	Amount of Advance

(a)	In the case of the first Atradius Facility Advance, in accordance with the requirements of Schedule 2, Part 1, paragraph 11(a).

(b)	In the case of an Atradius Facility Advance other than the first Atradius Facility Advance, the amount of that Atradius Facility Advance is not more than the lesser of:

(i)

the Aggregate Dollar Equivalent Amount of the Contract Price paid as at the date of the Drawdown Notice, as evidenced by invoices, together with confirmation from the bank evidencing payment to the Builder or other evidence of payment satisfactory to the ECA Agent and evidence of the Rate of Exchange for such payment(s), minus (I) the Aggregate Dollar Equivalent Amount of the Contract Price paid as at the date of the previous Drawdown Notice relating to an Advance and the subject of a previous Advance which has been made and (II) minus fifteen per cent (15%) of the Contract Price (assuming a Contract Price of EUR89,934,827), but in any event the aggregate amount of all Atradius Facility Advances should not exceed eighty five per cent (85%) of the Contract Price, as may be adjusted from time to time; and

(ii)	eighty per cent. (80%) of the Eligible Delivered Costs paid and/or invoiced as at the date of the Drawdown Notice, as evidenced by invoices or internal reports, as the case may be; and/or

(c)	In the case of the first Commercial Facility Advance, in accordance with the requirements of Schedule 2, Part 1, paragraph 11(b).

(d)	In the case of a Commercial Facility Advance other than the first Commercial Facility Advance, the amount of that Commercial Facility Advance is not more than the lesser of:

(i)

the sum of (I) the Refurbishment Costs paid and/or invoiced as at the date of the Drawdown Notice, as evidenced by invoices or internal reports, as the case may be, minus (II) the Refurbishment Costs paid and/or invoiced as at the date of the previous Drawdown Notice relating to a Commercial Facility Advance, as evidenced by invoices or internal reports, as the case may be and the subject of a previous Commercial Facility Advance which has been made; and

(ii)	eighty per cent. (80%) of the Eligible Delivered Costs paid and/or invoiced as at the date of the Drawdown Notice, as evidenced by invoices or internal reports, as the case may be.

Part 3: Conditions precedent to Completion Time

1	Security and related documents

(a)	Certificate of no Security Interests: A certificate from the Borrower that upon Delivery the Vessel is free of Security Interests other than Permitted Security Interests.

(b)

Evidence of insurance: Evidence that the Vessel is insured in the manner required by the Facility Security Documents and that letters of undertaking will be issued in the manner required by the Facility Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Facility Agent.

(c)	Delivery Date Facility Security Documents: An original of each of the Facility Security Documents, including but not limited to:

(i)	the Assignment;

(ii)	the Bareboat Charterer Assignment;

(iii)	the Notices of Assignment;

(iv)	the Security Powers of Attorney;

(v)	the Operator Undertaking (if the Operator is not a member of the TOO Group); and

(vi)	each other document which the Borrower and the Facility Security Trustee agree shall be a Facility Security Document for the purposes of the Facility Documents,

together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge, filing, registration and evidence that those notices will be duly acknowledged by the recipients (including, for the avoidance of doubt, the Quiet Enjoyment Undertaking), in each case duly executed by each party thereto for the purpose of the effectiveness of the Facility Security Documents.

(d)

Evidence of Mortgage: Evidence satisfactory to the Facility Agent that (a) the Vessel is permanently registered in the Flag State in the ownership of the Borrower, (b) the Mortgage is registered and has first priority against the Vessel, and (c) there are no further or other Security Interests registered against the Vessel.

(e)	Operator: Evidence satisfactory to the Facility Agent that the Operator Novation Agreement has been executed and the Operator Novation Date has occurred.

2	Legal opinions

Legal opinions of the legal advisers to the Facility Agent in each relevant jurisdiction, substantially in the form provided to the Facility Agent or confirmation satisfactory to the Facility Agent that such an opinion will be given, namely:

(a)	an opinion on matters of English law from Norton Rose Fulbright LLP;

(b)	an opinion on matters of Marshall Island law from Norton Rose Fulbright USA LLC;

(c)	an opinion on matters of Norwegian law from Advokatfirmaet BA-HR DA; and

(d)	an opinion on matters of Brazilian law from Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados.

3	Other documents and evidence

(a)	Process agent: Evidence that any process agent referred to in clause 22.5.1 and any process agent appointed under any other Facility Document has accepted its appointment.

(b)

Other authorisations: A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability of any of the Transaction Documents.

(c)	Fees: Evidence that the fees, costs and expenses then due from the Borrower under clause 8 and clause 9 have been paid or will be paid on the date upon which they fall due.

(d)	Confirmation of class: Certificate of Confirmation of Class confirming that the Vessel is classed with the highest class applicable to Vessel of her type with a Classification Society.

(e)

Corporate authorities: The conditions precedent set out in Part 1 of Schedule 2, paragraph 1 in respect of the Operator only and, to the extent that the conditions precedent set out in Part 1 of Schedule 2, paragraph 1 in respect of the other Security Parties do not relate to, or are not valid for, all Facility Documents, those conditions precedent as may be necessary for those Facility Documents.

4	Notices

(a)	Evidence acceptable to the Facility Agent that a notice of assignment has been served on the Charterer by the Bareboat Charterer in respect of the Bareboat Charterer Assignment.

5	Additional conditions

(a)

A copy, certified as a true copy by a duly authorised officer of the Borrower of the agreed drafts of the protocol of delivery and acceptance under the Refurbishment Contract, with executed copies to be provided as soon as practicable after Delivery.

(b)

A certificate from a duly authorised officer of the Borrower confirming that the Project Documents are complete and in full force and effect as at a date no earlier than the date of the Completion Time.

6	Earnings Account

The Earnings Account remains opened and is being maintained with the Account Bank.

7	Bareboat Charterer Earnings Account and the Bareboat Charterer NOK Account

The Bareboat Charterer Earnings Account and the Bareboat Charterer NOK Account remain opened and are being maintained with the Account Bank.

8	Technical report

A technical report prepared by TOO (in form and substance satisfactory to all the Lenders) relating to the technical status of the Vessel and its ability to meet the criteria set out in the Charter.

9	Event of Default

No Event of Default has occurred and is continuing.

10	DSCR

Evidence in the form of a certificate attaching supporting evidence satisfactory to the Facility Agent that the estimated DSCR is not less than 1.35:1 for each Relevant Period during the period from the Delivery Date to the fourth anniversary of the Delivery Date, and that in the Relevant Period during the period from the fourth anniversary of the Delivery Date to the fifth anniversary of the Delivery Date, the estimated DSCR is not less than 1.2:1.

11	Delivery Date

The Delivery Date has occurred or will, upon the Completion Time, occur.

12	Valuation

A Valuation evidencing the value of the Vessel as at the Delivery Date.

13	Atradius Insurance Policy

The ECA Agent (acting on the instructions of the Atradius Facility Lenders) is satisfied that it has not received notice that the Atradius Insurance Policy is withdrawn.

Part 4: Conditions Precedent to Delivery Commercial Facility Advance

1	Legal opinions

If requested by the Facility Agent, confirmation from such of the counsel to the Facility Beneficiaries referred to in Part 1 and/or Part 3 of this Schedule 2 as may be nominated by the Facility Agent in that request that the terms and provisions of the legal opinions provided by them pursuant to Part 1 and/or Part 3 of this Schedule 2 need not be altered or modified in any way.

2	Other documents and evidence

(a)

Authorisations: A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability of any of the Transaction Documents.

(b)	Fees: Evidence that the fees, costs and expenses then due from the Borrower under clause 8 and clause 9 have been paid or will be paid on the date upon which they fall due.

(c)	Valuation: The Valuation has been provided pursuant to Part 3 of this Schedule 2.

(d)

Equity: Evidence in form and substance satisfactory to the Facility Agent that the amount of the Delivery Commercial Facility Advance (when aggregated with each of the other Advances and the Estimated Final Atradius Facility Advance) is sufficient to (together with equity or Indebtedness which is fully and effectively subordinated to the Facility Secured Obligations) pay all Eligible Delivered Costs.

(e)

Budget: A copy of the Budget updated as at the Drawdown Date of the Delivery Commercial Facility Advance (to be provided to the Facility Lenders as soon as practicable after receipt by the Facility Agent).

(f)	Charter: Evidence satisfactory to the Facility Agent that the Charter Date of Acceptance will occur no later than 7 October 2016 and that all Project Documents remain in full force and effect.

3	Delivery Commercial Facility Advance

(a)

Amount of the Delivery Commercial Facility Advance: The amount of the Delivery Commercial Facility Advance, when aggregated with all other Advances (including the Estimated Final Atradius Facility Advance) made pursuant to this Agreement, is not more than the lesser of:

(i)	eighty per cent. (80%) of the value of the Vessel specified in the Valuation; and

(ii)	one hundred and eighty million Dollars ($180,000,000).

Part 5: Conditions precedent to final Advances

1	Legal opinions

If requested by the Facility Agent, confirmation from such of the counsel to the Facility Beneficiaries referred to in Part 1 and/or Part 3 of this Schedule 2 as may be nominated by the Facility Agent in that request that the terms and provisions of the legal opinions provided by them pursuant to Part 1 and/or Part 3 of this Schedule 2 need not be altered or modified in any way.

2	Other documents and evidence

(a)	Fees: Evidence that the fees, costs and expenses then due from the Borrower under clause 8 and clause 9 have been paid or will be paid on the date upon which they fall due.

(b)

Authorisations: A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability of any of the Transaction Documents.

3	Final Advances

(a)	Amount of the final Atradius Facility Advance: The amount of the final Atradius Facility Advance is the lesser of:

(i)

eighty five per cent. (85%) of the sum of (I) the Aggregate Dollar Equivalent Amount of the Contract Price paid as at the date of the Drawdown Notice, as evidenced by invoices, together with confirmation from the bank evidencing payment to the Builder or other evidence of payment satisfactory to the ECA Agent and evidence of the Rate of Exchange for such payment(s), minus (II) the Aggregate Dollar Equivalent Amount of the Contract Price paid as at the date of the previous Drawdown Notice relating to an Atradius Facility Advance and the subject of a previous Advance which has been made;

(ii)

when aggregated with all other Advances (including the final Commercial Facility Advance referred to in this Part 5) made pursuant to this Agreement, one hundred and eighty million Dollars ($180,000,000); and

(iii)

when aggregated with all other Advances (including the final Commercial Facility Advance referred to in this Part 5) made pursuant to this Agreement, eighty per cent. (80%) of the value of the Vessel specified in the Valuation.

(b)

Amount of a final Commercial Facility Advance: A Commercial Facility Advance is permitted for the amount by which the final Atradius Facility Advance is less than the Estimated Final Atradius Facility Advance.

Part 6: Conditions subsequent

1	Letters of undertaking

Within five (5) Banking Days after the first Advance, letters of undertaking in respect of the Insurances as required by the Facility Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Facility Beneficiaries.

2	Acknowledgements of notices

As soon as practicable after the execution of each Facility Document but no later than ten (10) days after the execution of each Facility Document, acknowledgements of all notices of assignment and/or charge given pursuant to that Facility Document, with the exception of the acknowledgement to the Notice of Assignment to the Charterer and the Notice of Assignment to the Charterer Guarantors which must be received no later than the date falling three (3) Months after the Delivery Date.

3	Legal opinions

Such of the legal opinions specified in this Schedule 2 as have not already been provided to the Facility Agent.

4	ISS Certificate

Within seven (7) days of the Delivery Date, the ISS Certificate, where applicable, in relation to the Vessel, a valid and current DOC issued pursuant to the ISM Code, a valid and current SMC issued in respect of the Vessel pursuant to the ISM Code and any other certificates issued under any applicable code required to be observed by the Vessel or in relation to its operation under Applicable Law.

5	Brazilian Certification and Registration Requirements

By the date falling three (3) Months after the Delivery Date, evidence satisfactory to the Facility Agent that the Brazilian Certification and Registration Requirements related to this Agreement, the Mortgage, the Deed of Covenants, the Bareboat Charter Assignment, the Assignment, the Security Powers of Attorney, the Notice of Assignment to the Charterer, the Operator Undertaking (if any) and the Quiet Enjoyment Undertaking have been performed.

Schedule 3

Form of Drawdown Notice

To: [●]

       [●]

Attention: [●]

Fax No: [●]

Email: [●]

From: PETROJARL I L.L.C.	[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Agreement dated [●] 2015 made between, amongst others, ourselves and yourselves (the Agreement).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to clause 4.1 of the Agreement, we irrevocably request that you make the [first/final] [Atradius Facility/Commercial Facility] Advance in the sum of [●] to us on [●], which is a Banking Day, by paying the amount of the [first/final] [Atradius Facility/Commercial Facility] Advance to the Earnings Account.

We warrant that the representations and warranties contained in clause 11 (except for clauses 11.2, 11.6 and 11.18) of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on [●], that no Default or event or circumstance specified in clause 6.4 or 6.8 of the Agreement has occurred and is continuing, and that no Default will result from the advance of the sum requested in this Drawdown Notice.

Yours faithfully

..................

For and on behalf of

PETROJARL I L.L.C.

Schedule 4

Form of Transfer Certificate

To: [●]

       [●]

Attention: [●]

Fax No: [●]

Email: [●]

TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the Loan Agreement) dated [●] 2015, on the terms and subject to the conditions of which a secured term loan facility was made available to Petrojarl I L.L.C., by a syndicate of banks on whose behalf you act as facility agent and facility security trustee.

1

Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms Transferor and Transferee are defined in the schedule to this certificate.

2	The Transferor:

(a)	confirms that the details in the Schedule under the heading Transferor’s Commitment accurately summarise its Commitment; and

(b)

requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Facility Agent at its address for communications specified in the Loan Agreement.

3

[The Transferee agrees to be bound by each of the provisions of the Loan Agreement as if it had been an original party to the Loan Agreement as a Hedging Provider, and it is hereby agreed and acknowledged that the Transferee is also a Hedging Provider for all purposes of the Loan Agreement and the other Facility Documents in place of the Transferor or [●]. The notice details of [●] as Hedging Provider for the purposes of the Loan Agreement are set out in the Schedule.]

4

The Transferee requests the Facility Agent to accept this certificate as being delivered to the Facility Agent pursuant to and for the purposes of clause 14.5 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

5	The Facility Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

6	The Transferee confirms that:

(a)	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

(b)

it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

(c)

it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

7

Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Facility Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

8

The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Facility Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

9

The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Facility Document or any document relating to any Facility Document, and assumes no responsibility for the financial condition of any Facility Beneficiary or for the performance and observance by any Security Party of any of its obligations under any Facility Document or any document relating to any Facility Document and any conditions and warranties implied by law are expressly excluded.

10	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

(a)	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

(b)

support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Facility Document of any obligations under any Facility Document.

11	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

12	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

13	This certificate and all non-contractual obligations in connection with it shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

Transferor:

Transferee:

Transfer Date

Transferor’s Commitment:

Amount transferred:

Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

[●] as Facility Agent and on behalf of each of the Facility Beneficiaries and the Borrower

By:

Date:

Schedule 5

Definitions

Accession Deed means an accession deed substantially in the terms of Schedule 7.

Account Bank means Nordea Bank Finland Plc, New York Branch.

Account Charge means the account charge relating to the Earnings Account executed or, as the context may require, to be executed by the Borrower in favour of the Facility Security Trustee and the deposit account control agreement between the Borrower, the Account Bank and the Facility Security Trustee, in the Agreed Form.

Accounting Reference Date means 31 December.

Advance means the amount advanced or to be advanced by the Facility Lenders to the Borrower under clause 4 of this Agreement.

Affiliate means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

Aggregate Dollar Equivalent Amount means, at that date, the aggregate of the Dollar Equivalent Amounts in relation to payments of the Contract Price which have been made.

Agreed Form in relation to any document, means that document in form, substance and terms approved in writing by the Facility Agent (acting on the instructions of all of the Facility Lenders) and a Security Party or otherwise in accordance with any such other approval procedure detailed in any relevant provision of this Agreement and any other Facility Document.

Applicable Law means, in relation to any jurisdiction or the European Union, any law, regulation, treaty, directive, decision, rule, regulatory requirement, judgment, order, ordinance request, guideline or direction or any other act of any Government Entity of such jurisdiction or of any EU Institution whether or not having the force of law and with which any relevant person is required to comply.

Application Date means (a) the date which is the earlier of (i) twelve (12) Months after the Delivery Date, and (ii) six (6) Months after the Charter Date of Acceptance, (b) each date falling six (6) Months subsequently to the previous Application Date within the Facility Security Period and (c) the Final Maturity Date.

Approved Brokers means H Clarkson & Co. Ltd, Simpson Spence & Young Shipbrokers Ltd, Fearnley AS, R.S. Platou AS and Kennedy Marr or such other firm or firms of reputable and independent insurance brokers as may from time to time be approved in writing by the Facility Agent (acting on the instructions of the Majority Facility Lenders, acting reasonably).

Assignment means the first priority security assignment executed or to be executed by the Borrower in favour of the Facility Security Trustee, in the Agreed Form.

Atradius means Atradius Dutch State Business N.V., the export credit agency of The Netherlands.

Atradius Facility means the term loan facility made available by the Atradius Facility Lenders under this Agreement as described in clause 2.

Atradius Facility Advance means an advance of the Atradius Facility Commitments in accordance with clause 4.

Atradius Facility Commitment means:

(a)

in relation to an Atradius Facility Lender at the date of this Agreement, the amount set opposite its name under the heading “Atradius Facility Commitment” in Schedule 1, Part 1 and the amount of any other Atradius Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Atradius Facility Lender, the amount of any Atradius Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Atradius Facility Contribution means, in relation to an Atradius Facility Lender, the part of the Atradius Loan which is owing to that Atradius Facility Lender.

Atradius Facility Lenders means:

(a)	the Atradius Facility Lenders set out in Schedule 1, Part 1 of this Agreement; and

(b)	any bank, financial institution or other regulated investment company which has become a party as an Atradius facility lender in accordance with clause 14,

which in each case has not ceased to be a party in accordance with the terms of this Agreement.

Atradius Final Payment means the amount of the Atradius Loan outstanding and owing to the Atradius Facility Lenders as at the Final Maturity Date.

Atradius Insurance Policy means the buyer credit insurance policy issued by Atradius covering ninety five per cent (95%) of the political and commercial risk in respect of payment of the principal and interest under the aggregate of the Atradius Facility Advances, in the Agreed Form.

Atradius Loan means a loan made or to be made under the Atradius Facility or the principal amount outstanding for the time being of that loan.

Atradius Premium means the amount of premium payable or, as the context may require, paid to Atradius as set out in the Atradius Insurance Policy in accordance with clause 9.4.

Atradius Proportionate Share means, at any time prior to an Advance being made, the proportion which an Atradius Facility Lender’s Atradius Facility Commitment then bears to the aggregate Atradius Facility Commitments of all Atradius Facility Lenders and at any time after an Atradius Facility Advance has been made, the proportion which an Atradius Facility Lender’s Contribution then bears to the Atradius Loan.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means the period commencing at the date of this Agreement and ending on the earlier of (i) 30 June 2016, and (ii) the date falling three (3) Months after the Delivery Date, or such later date as may be approved by all the Facility Lenders and Atradius.

Banking Day means a day (other than Saturday or Sunday) on which banks are open for normal banking business in London, Amsterdam, Oslo and New York.

Bareboat Charter means the bareboat charter agreement dated 15 December 2014, between the Bareboat Charterer and the Borrower in relation to the Vessel.

Bareboat Charter Proceeds means all hires, freights, pool income and other sums payable to or for the account of the Bareboat Charterer in respect of the Vessel including (without limitation) the account of all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of a requisition for hire and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

Bareboat Charterer means Petrojarl I Production AS, a company incorporated in Norway with registered company number 997 788 885 and its registered office at Beddingen, 16, 7014 Trondheim, Norway.

Bareboat Charterer Account Charge means the account charge relating to the Bareboat Charterer Earnings Account and the Bareboat Charterer NOK Account executed or, as the context may require, to be executed by the Bareboat Charterer in favour of the Facility Security Trustee and the deposit account control agreement between the Bareboat Charterer, the Account Bank and the Facility Security Trustee, in the Agreed Form.

Bareboat Charterer Assignment means the deed of assignment executed or, as the context may require, to be executed by the Bareboat Charterer in favour of the Facility Security Trustee, in the Agreed Form.

Bareboat Charterer Earnings Account means the account number 4056963001 held by the Bareboat Charterer with the Account Bank in New York and includes any redesignation and sub-accounts thereof.

Bareboat Charterer NOK Account means the account number 4056963101 held by the Bareboat Charterer with the Account Bank in New York and including any redesignation and sub-accounts thereof.

Bareboat Charterer Share Pledge means the first priority pledge agreement in respect of the whole of the shares in the Bareboat Charterer executed or to be executed by the Shareholder in favour of the Facility Security Trustee, in the Agreed Form.

Bareboat Charterer Shareholder means Teekay Offshore European Holdings Cooperatief U.A.

Basel III means, together:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement—Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

Bond Guarantor means Nationale Borg-Maatschappij N.V.

Bookrunner means ABN AMRO Capital USA LLC.

Borrowed Money means Indebtedness (without double counting) in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired having the commercial effect of a borrowing or raising of money (but not ordinary trade credit), (vi) finance leases and hire purchase contracts which, in accordance with Accounting Principles, are at the relevant time treated as a finance or capital lease (but only to the extent of such treatment), (vii) the marked to market value of Derivatives Contracts, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any other person falling within any of (i) to (viii) above.

Borrower means Petrojarl I L.L.C., a limited liability company formed according to the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, The Marshall Islands MH-96960.

Borrower Share Pledge means the first priority pledge agreement in respect of the whole of the membership interests in the Borrower executed or to be executed by the Shareholder in favour of the Facility Security Trustee, in the Agreed Form.

Borrower Shareholder means Teekay Offshore Holdings L.L.C.

Brazilian Certification and Registration Requirements means, in relation to a Facility Document:

(a)	if any person executed that Facility Document in Brazil, certification (reconhecimento de firma) of that person’s signature;

(b)

if any person executed that Facility Document outside Brazil, certification by a notary of that person’s signature and (if the person executed that Facility Document outside Brazil, Argentina, France, Spain, Italy, Paraguay and Uruguay) legalisation of the signature and seal of that notary in the relevant Brazilian Consulate; and

(c)	a certified translation of that Facility Document into Portuguese.

Break Costs means the amount (if any) by which:

(a)

the interest (excluding the Margin) which a Facility Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of that Advance or the Loan or that Unpaid Sum, had that Advance or the Loan or that Unpaid Sum been paid on the last day of that Interest Period, exceeds:

(b)

the amount which that Facility Lender would be able to obtain by placing an amount equal to the principal amount equal to its participation in that Advance or the Loan or that Unpaid Sum received by it on deposit with a leading bank in the London Interbank Market for a period starting on the Banking Day following receipt or recovery and ending on the last day of the current Interest Period.

Budget means a budget of the projected costs of the refurbishment of the Vessel, which, as at the date of this Agreement, is set out in Schedule 6.

Builder means Damen Shiprepair Rotterdam B.V., a company incorporated in The Netherlands whose registered office is at Admiraal de Ruyterstraat 24, 3115 HB Schiedam, The Netherlands.

Cash Flow means, in respect of any Relevant Period:

(a)

the aggregate of (i) the Bareboat Charter Proceeds scheduled to be receivable under the Charter (assuming where relevant that the term of the Charter has been extended in accordance with the terms of the Charter) during that Relevant Period and (ii) the Operating Revenue scheduled to be receivable under the Operations Agreement (assuming where relevant that the term of Operations Agreement has been extended in accordance with the terms of the Operations Agreement) during the Relevant Period; minus

(b)	the operating costs payable in respect of the Vessel for operations pursuant to the Charter and Operations Agreement during that Relevant Period.

Casualty Amount means ten million Dollars ($10,000,000) or the equivalent in any other currency.

Change in Law means the occurrence, after the date of this Agreement, of any of the following:

(a)	the adoption or taking effect of any law, rule, regulation or treaty;

(b)	any change in law, rule, regulation or treaty or in the administration, interpretation implementation or application thereof by any Government Entity; or

(c)	the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Government Entity,

provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of the United States of America, passed in 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III or any law or regulation that implements or applies Basel III (including without limitation CRD IV), shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

Charter means the bareboat charter agreement dated 15 December 2014 between the Bareboat Charterer and the Charterer pursuant to which (inter alia) the Bareboat Charterer agreed to charter the Vessel and the Charterer agreed to take the Vessel on charter, as amended from time to time by a Permitted Amendment.

Charter Date of Acceptance means the date of Acceptance of the FPSO as defined in the Charter.

Charter Period has the meaning given to it in the Charter.

Charter Rate means the full amount of that part of the daily rate payable under the Charter in Dollars.

Charterer means Atlanta Field B.V., a company incorporated under the laws of The Netherlands with its head office at Hoofdweg 52 A, 3067GH Rotterdam, the Netherlands.

Charterer Guarantors means as at the date of the Charter:

(a)	QGEP Participações S.A.;

(b)	Barra Energia do Brasil Petróleo e Gás Ltda.;

(c)	OGX Netherlands B.V.; and

(d)	OGX Petróleo e Gás S.A. – in judicial recuperation.

Charterer Guarantees means:

(a)

the deed of company guarantee dated 15 December 2014 between QGEP Participações S.A., the Bareboat Charterer, OGX Netherlands B.V., OGX Petróleo e Gás S.A. – in judicial recuperation and acknowledged by the Charterer;

(b)

the deed of company guarantee dated 15 December 2014 between Barra Energia do Brasil Petróleo e Gás Ltda., the Bareboat Charterer, OGX Netherlands B.V., OGX Petróleo e Gás S.A. – in judicial recuperation and acknowledged by the Charterer; and

(c)

the deed of company guarantee dated 15 December 2014 between the Bareboat Charterer, OGX Netherlands B.V., OGX Petróleo e Gás S.A. – in judicial recuperation, with OGX Netherlands Holding B.V. as a consenting party and acknowledged by the Charterer.

Classification means the class notation “1A1 ICE-C Ship-shaped Oil Production Storage Unit HELDK Crane E0 F-AC PROD(N) POSMOOR-ATA BIS INERT” with the Classification Society and such other additional class notations (e.g. relating to self-propelled or operating environment or fatigue analysis) in relation to the Vessel as the Facility Security Trustee shall, at the request of the Borrower, have agreed in writing which shall be treated as the Classification of the Vessel, for the purposes of this Agreement and the other Facility Documents.

Classification Society means any of DNV GL, Lloyds Register American Bureau of Shipping (ABS) or Bureau Veritas or such other classification society acceptable to the Majority Facility Lenders.

Collateral means any and all assets over or in respect of which any Security Interest is created or expressed to be created by any Security Party in favour of the Facility Beneficiaries or any of them pursuant to or in accordance with any of the Facility Security Documents.

Collateral Instruments means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for any indebtedness or liabilities of any person and includes any documents or instruments creating or evidencing an Security Interest.

Commercial Facility means the term loan facility made available by the Commercial Facility Lenders under this Agreement as described in clause 2 of this Agreement.

Commercial Facility Advance means an advance of the Commercial Facility Commitments in accordance with clause 4 of this Agreement.

Commercial Facility Commitment means:

(a)

in relation to a Commercial Facility Lender at the date of this Agreement, the amount set opposite its name under the heading “Commercial Facility Commitment” in Schedule 1, Part 1 and the amount of any other Commercial Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Commercial Facility Lender, the amount of any Commercial Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Commercial Facility Lenders means:

(a)	the Commercial Facility Lenders set out in Schedule 1, Part 1 of this Agreement; and

(b)	any bank, financial institution or other regulated investment company which has become a party as a Commercial facility lender in accordance with clause 14,

which in each case has not ceased to be a party in accordance with the terms of this Agreement.

Commercial Final Payment means the amount of the Commercial Loan outstanding and owing to the Commercial Facility Lenders as of the Final Maturity Date.

Commercial Loan means a loan made or to be made under the Commercial Facility or the principal amount outstanding for the time being of that loan.

Commercial Proportionate Share means, at any time prior to an Advance being made, the proportion which a Commercial Facility Lender’s Commercial Facility Commitment then bears to the aggregate Commercial Facility Commitments of all Commercial Facility Lenders and at any time after a Commercial Facility Advance has been made, the proportion which a Commercial Facility Lender’s Contribution then bears to the Commercial Loan.

Commitment means, in relation to a Facility Lender, its Atradius Facility Commitment and/or Commercial Facility Commitment.

Commitment Fee means the commitment commission payable by the Borrower pursuant to clause 9.1 of this Agreement.

Completion Time has the meaning given to that expression in clause 3.3.

Compulsory Acquisition means requisition for use or title or other compulsory acquisition, nationalisation, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for hire not involving requisition for title.

Contingency Amount means the contingency amount specified in the Budget being not more than twenty three million Dollars ($23,000,000).

Contract Price means an amount equal to EUR89,934,827, payable to the Builder by the Borrower under and pursuant to the Refurbishment Contract as may be adjusted in accordance with the terms of the Refurbishment Contract.

Contribution means, in relation to a Facility Lender, the part of the Loan which is owing to that Facility Lender.

CRD IV means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(b)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, to the extent that Regulation (EU) No 575/2013 and Directive 2013/36/EU implement Basel III.

Currency of Account means, in relation to any payment to be made to a Facility Beneficiary under a Facility Document, the currency in which that payment is required to be made by the terms of that Facility Document.

Debt Service Amount means, in respect of a Relevant Period, all amounts of interest and principal scheduled to be or become payable during that Relevant Period pursuant to clauses 5 and 7 with interest calculated on (i) the estimated weighted average cost of interest on the Facility by reference to the applicable Margin of each Facility; and (ii) the LIBOR swap rate for the weighted average life of the Facility as determined on the Delivery Date (the Interest Cost).

Deed of Covenants means the first priority deed of covenant collateral to the Mortgage executed or, as the context may require, to be executed by the Borrower in favour of the Facility Security Trustee, in the Agreed Form.

Default means any Event of Default or any event or circumstance specified in clause 13.1 of this Agreement which would, with the giving of a notice and/or the expiry of the relevant period and/or the fulfilment of any other condition, become an Event of Default.

Defaulting Facility Lender means any Facility Lender which has failed to make its participation in an Advance available (or has notified the Facility Agent or the Borrower (which has notified the Facility Agent) that it will not make its participation in an Advance available) by the Drawdown Date of that Advance in accordance with clause 4 unless:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within ten Banking Days of its due date; or

(ii)	the Facility Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Default Rate means the interest rate specified in clause 7.7 of this Agreement.

Delivery Date means the date upon which the Vessel is delivered to, and accepted by, the Borrower under the Refurbishment Contract.

Delivery Commercial Facility Advance means the first Commercial Facility Advance to be made on, or after, the Delivery Date.

Derivatives Contract means a contract, agreement or transaction which is:

(a)

a rate swap, basis swap, commodity swap, forward rate transaction, commodity option, equity (or equity or other index) swap or option, bond option, interest rate option, foreign exchange transaction, cap, collar or floor, currency swap, currency option or any other similar transaction; and/or

(b)	any combination of such transactions,

in each case, whether on-exchange or otherwise.

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Facility Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems- related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Facility Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Facility Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Distribution means, in relation to a person, any payment by or distribution of assets by that person, whether in cash, property, securities or otherwise.

DOC means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

Dollars and $ mean the lawful currency of the United States of America and in respect of all payments to be made under this Agreement and the other Transaction Documents in Dollars mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars).

Dollar Equivalent Amount means, in relation to the payment of any part of the Contract Price paid in euros, that amount in euros converted into Dollars at the Rate of Exchange on the date upon which that amount was paid to the Builder.

Drawdown Date means, in relation to an Advance, the date, being a Banking Day within the Availability Period relating to an Advance, on which that Advance is, or is to be, drawn down or made pursuant to clause 4 of this Agreement.

Drawdown Notice means a notice in the form or substantially in the form of Schedule 3 to this Agreement.

DSCR means, in relation to any Relevant Period, the ratio of (i) Cash Flow for such Relevant Period to (ii) the Debt Service Amount for such Relevant Period.

Earnings means the Revenue and the Bareboat Charter Proceeds.

Earnings Account means account number 4057043001 held by the Borrower with the Account Bank in New York and includes any redesignation and sub-accounts thereof.

ECA Agent means ABN AMRO Bank N.V. or such other person as may be appointed agent for the Atradius Facility Lenders pursuant to clause 15.21 of this Agreement.

Eligible Delivered Costs means the costs, expressed in Dollars, incurred by the Borrower for the refurbishment of the Vessel, being the costs identified in the Budget which will include (but not be limited to), for the avoidance of doubt, the amounts due under the Refurbishment Contract, the other relevant contracts, the Atradius Premium, interest costs under the Facility, the transportation costs, the value of the Vessel prior to upgrade and project management costs.

Environmental Affiliate means an agent or employee of the Borrower or the Bareboat Charterer or the Operator or a person in a contractual relationship with the Borrower or the Bareboat Charterer or the Operator (other than the Charterer) in respect of the Vessel (including without limitation, the operation of or the carriage of cargo of the Vessel).

Environmental Approvals means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under applicable Environmental Laws.

Environmental Claim means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals together with any claims made by any third person relating to damage, contribution, loss or injury resulting from any Environmental Incident.

Environmental Incident means:

(a)	any release of Environmentally Sensitive Material from the Vessel; or

(b)

any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any guarantor, any manager (or any sub-manager) of the Vessel or any of its officers, employees, or other persons retained or instructed by it (or such sub-manager) are at fault or are allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where any guarantor, any manager (or any sub-manager) of the Vessel or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action.

Environmental Law includes all present and future laws, regulations, treaties and contentions of any applicable jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of, harm or damage to, the Environment;

(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

(c)	provide remedies or compensation for harm or damage to the environment; or

(d)	relate to Environmentally Sensitive Material or health, social or safety matters.

Environmentally Sensitive Material means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

Equator Principles means the set of environmental guidelines developed by commercial banks and the International Finance Corporation for the purpose of assessing and managing environmental and social issues related to private sector project financings, as adopted on 4 June 2003 and revised in June 2006 and as revised from time to time.

Estimated Final Atradius Facility Advance means one hundred and twenty per cent. (120%) of the estimated amount of the final Atradius Facility Advance to be calculated in accordance with the terms of this Agreement.

EUR and euro denote the single currency of the Participating Member States.

Event of Default means any of the events or circumstances described in clause 13.1 of this Agreement.

Expenses means:

(a)

all Losses suffered, incurred or paid by any Facility Beneficiary, Atradius or any Insolvency Official in connection with the exercise of the rights, remedies and powers granted by, referred to in, or otherwise contemplated by the Facility Documents; and

(b)	interest on those Losses at the Default Rate, from the date of demand by the relevant Facility Beneficiary, Atradius or Insolvency Official to the date of payment (after as well as before judgment).

Facility means each of the Atradius Facility and the Commercial Facility, and Facilities means all of them.

Facility Agent means ABN AMRO Capital USA LLC acting through its office at 100 Park Avenue, 17th Floor, New York, NY 10017, USA or such other person as may be appointed agent for the Facility Lenders pursuant to clause 15.21 of this Agreement.

Facility Beneficiaries means together the Facility Agent, the Facility Security Trustee, the ECA Agent, the Mandated Lead Arrangers, the Bookrunner, the Facility Lenders and the Hedging Providers (each a Facility Beneficiary).

Facility Documents means:

(a)	this Agreement;

(b)	the Fee Letters;

(c)	the Facility Security Documents;

(d)	the Hedging Agreements; and

(e)	each other document which the Borrower and the Facility Agent agree shall be a Facility Document for the purposes of the Facility Documents,

(each a Facility Document).

Facility Lenders means together the Atradius Facility Lenders and the Commercial Facility Lenders (each a Facility Lender).

Facility Limit means one hundred and eighty million Dollars ($180,000,000).

Facility Secured Obligations means all monies, obligations and liabilities, present or future, actual or contingent, from time to time owing or payable, undertaken, incurred or assumed by the Borrower or any other Security Party to the Facility Beneficiaries (or any of them) under or pursuant to this Agreement and the other Facility Documents and includes (without limitation) the Hedging Secured Obligations.

Facility Secured Obligations Discharge Date means the last day of the Facility Security Period.

Facility Secured Property means (i) the security, powers, rights, titles, benefits and interests (both present and future, actual or contingent) constituted by and conferred upon the Facility Beneficiaries or any of them under or pursuant to the Facility Security Documents and any notices or acknowledgements or undertakings given in respect of or in connection with any of the Facility Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Facility Beneficiary in the Facility Security Documents and any notices or acknowledgements or undertakings given in respect of or in connection with any of the Facility Security Documents), (ii) all moneys and other assets paid or transferred to or vested in any Facility Beneficiary or any agent of any Facility Beneficiary or any Insolvency Official or received or recovered by any Facility Beneficiary or any agent of any Facility Beneficiary or any Insolvency Official pursuant to, or in connection with, any of the Facility Security Documents and any notices or acknowledgements or undertakings given in respect of or in connection with any of the Facility Security Documents, whether from any Security Party, any Project Counterparty or any other person, and (iii) all moneys, investments, and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Facility Beneficiary or any agent of any Facility Beneficiary or any Insolvency Official in respect of the same (or any part thereof).

Facility Security Documents means together:

(a)	the Mortgage;

(b)	the Borrower Share Pledge;

(c)	the Account Charge;

(d)	the Assignment;

(e)	the Deed of Covenants;

(f)	the Master Agreement Charge;

(g)	the Bareboat Charterer Assignment;

(h)	the Notices of Assignment;

(i)	the Quiet Enjoyment Undertaking;

(j)	the Pre-Delivery Assignment;

(k)	the Bareboat Charterer Account Charge;

(l)	the Bareboat Charterer Share Pledge;

(m)	the Security Powers of Attorney;

(n)	the Operator Undertaking (if relevant);

(o)	the Financial Guarantee; and

(p)	each other document which the Borrower and the Facility Security Trustee agree shall be a Facility Security Document for the purposes of the Facility Documents,

(each a Facility Security Document).

Facility Security Period means the period commencing on the date of this Agreement and terminating on the date on which all of the Facility Secured Obligations have been paid, repaid, satisfied, performed and discharged irrevocably and unconditionally in full.

Facility Security Rights means any rights to enforce the Security Interest constituted by any Facility Document.

Facility Security Trustee means ABN AMRO Capital USA LLC acting through its office at 100 Park Avenue, 17th Floor, New York, NY 10017 USA in its capacity as security trustee on behalf of the Facility Beneficiaries for the purposes of the Facility Documents or such other person as may be appointed facility security trustee pursuant to clause 15.21 of this Agreement.

FATCA means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the Code) or any associated regulations or other official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Facility Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Facility Beneficiary is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

Fee Letters means any letters entered into by reference to this Agreement in relation to any fees and Fee Letter means any one of them.

Final Disposition means the completion of the sale of the Vessel (or any part thereof) against payment in cash, whether through an agent on its behalf or otherwise, or of all the Borrower’s rights, title and interest in and to the Vessel (or the relevant part), on terms that such right, title and interest will only pass to the purchaser on payment in full of that cash.

Final Disposition Proceeds means the aggregate amount of:

(a)	all cash consideration received upon, or as a result of, the Final Disposition of the Vessel; and

(b)

any non-refundable deposit paid by a person acquiring or proposing to acquire the Vessel under a contract or offer to purchase, or otherwise acquire the Vessel which has been withdrawn, terminated or cancelled or has lapsed.

Final Maturity Date means the date falling on the fifth (5th) anniversary of the earlier of (i) the Charter Date of Acceptance, and (ii) the date falling six (6) Months after the Delivery Date.

Financial Guarantee means the guarantee entered into or to be entered into by the Sponsor in favour of the Facility Security Trustee referring to the Facility Secured Obligations, in the Agreed Form.

Fixed Rate means, in relation to a Hedging Agreement, the fixed rate of interest by reference to which periodic payments and receipts to be made or received under that Hedging Agreement are calculated.

Flag State means the Bahamas or any other state or country in which the Vessel, with the prior written consent of the Facility Security Trustee (acting after consultation with, and on the instructions of, the Facility Lenders and Atradius (but provided that Marshall Islands, Norwegian International Ship Register, Liberia, Panama, Isle of Man, Cayman Islands, Bermuda and Singapore are pre-approved)), is from time to time registered in accordance with the provisions of this Agreement, the Assignment and the other Transaction Documents.

GAAP means generally accepted accounting principles in the United States of America.

General Partner means Teekay Offshore GP L.L.C., a limited liability company formed and existing according to the law of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH-96960.

Government Entity means and includes (whether having a distinct legal personality or not) (i) any national or local government authority, (ii) any board, commission, department, division, organ, instrumentality, court or agency of any entity referred to in paragraph (i), however constituted, and (iii) any international association, organisation or institution of which any entity mentioned in paragraph (i) or (ii) above is a member or to whose jurisdiction any such entity is subject or in whose activities any such entity is a participant.

Group means the TOO Group.

Hedge Coordinator means ABN AMRO Bank N.V.

Hedging Agreements means (i) the confirmation or confirmations (if any) for the purposes of managing the interest rate risk under the Facility (including, but not limited to, swaptions, options and interest caps), and/or (ii) the International Swaps and Derivatives Association Master Agreement (the Master Agreement) entered into or, as the context may require, to be entered into, in each case, between the Hedging Providers (or any of them) as interest hedging provider or, as the case may be, swap provider and the Borrower as counterparty and includes any schedule to that Master Agreement and any confirmation issued under that Master Agreement, and includes any replacement or amendment thereof approved by the Facility Lenders in accordance with clause 12.1.28 of this Agreement.

Hedging Providers means:

(a)

each Facility Lender and/or an Affiliate of a Facility Lender that becomes a party to this Agreement in its capacity as a Hedging Provider by way of Transfer Certificate or Accession Deed; and which in each case

(b)	is party to a Hedging Agreement,

(each a Hedging Provider).

Hedging Secured Obligations means all monies, obligations and liabilities, present or future, actual or contingent, from time to time owing or payable, undertaken, incurred or assumed by the Borrower or any other Security Party to any Hedging Provider under or pursuant to the Hedging Agreements and the other Facility Documents (for the avoidance of doubt, without prejudice to and after giving effect to any contractual set off and/or netting provisions contained in that Hedging Agreement and including, without limitation, any Swap Payments and/or termination sums).

Holding Company means, in relation to an entity, any other entity in respect of which the first is a Subsidiary.

Indebtedness means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent.

Indemnified Parties shall have the meaning given to that term in clause 8.10 of this Agreement (each an Indemnified Party).

Insolvency Event means, in relation to any person, the occurrence of any of the following events:

(a)

Insolvency: that person is unable to pay its debts as they fall due or admits its inability to pay its debts as they mature or suspends or threatens to suspend making payment of all or a substantial part of its Indebtedness or makes a general assignment or assignation for the benefit of creditors or is subject to or applies for winding-up or liquidation proceedings or is successfully put into forced or voluntary liquidation (except for the purposes of a voluntary reorganisation not involving the insolvency of that person and previously agreed in writing by the Facility Agent acting in accordance with the instructions of the Majority Facility Lenders);

(b)

Winding up: any order is made, petition is presented, resolution is passed or other act or action is taken for the winding-up, liquidation, administration or other formal insolvency of that person under any Applicable Law, whether now or hereafter in effect (save where the petition presented is frivolous or vexatious and is dismissed within a period of thirty (30) days);

(c)

Appointment of receivers and managers: any administrative or other receiver is appointed of that person or any substantial part of its assets or any other steps (except for any frivolous or vexatious step or steps which are dismissed within a period of thirty (30) days) are taken to enforce any Security Interest over all or any material part of the assets of that person;

(d)	Seizure: all or a substantial part of the assets of that person are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity;

(e)

Analogous proceedings: there occurs, in relation to that person in any jurisdiction, any event which corresponds with, or has an effect equivalent or similar to, any of the events mentioned in the foregoing paragraphs.

Insolvency Official in respect of any person, means any liquidator, receiver, administrator and/or manager or administrative receiver, judicial manager, trustee or similar officer appointed in respect of that person, whether appointed by a creditor, pursuant to any statute, by a court or other tribunal or otherwise, for the purpose of recovering, realising, distributing or disposing of any of the assets or undertaking of that person.

Insurance Proceeds means the proceeds of any Insurances other than Total Loss Proceeds and Liability Insurance Proceeds.

Insurances means all policies and contracts of insurance which expression includes all entries of the Vessel in a protection and indemnity or war risks association which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value and all benefits under such contracts and policies including all claims of any nature and returns of a premium.

Interest Cost has the meaning given to it in the definition of “Debt Service Amount”.

Interest Payment Date means the last day of an Interest Period.

Interest Period in relation to any Advance or the Loan, means each period for the calculation of interest in respect of that Advance or the Loan ascertained in accordance with clause 7 of this Agreement.

Interpolated Screen Rate means, in relation to LIBOR for a particular period, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period,

each as of 11:00a.m. London time two (2) Banking Days before the first day of the relevant Interest Period for the offering of the deposits in Dollars in an amount comparable to the Loan (or any other relevant part of the Loan) and, if that rate is less than zero, it shall be deemed to be zero.

ISM Code means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention, and includes any amendment of the foregoing and any regulation issued pursuant to the foregoing.

ISPS Code means the International Ship and Port Facility Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulation issued pursuant thereto.

ISS means, if and whenever the same is required by Applicable Law and/or pursuant to or for the purposes of the Insurances, the International Ship Security Certificate for the Vessel issued in accordance with the ISPS Code.

Liability Insurance Proceeds means:

(a)	the proceeds of the Insurances received in respect of protection and indemnity risks or collision liability;

(b)

any amounts paid by the Charterer to the Bareboat Charterer and/or QGEP to the Operator or any other person under or pursuant to the Charter and/or the Operating Agreement as an indemnity for third party operational or liability claims of any nature; and

(c)

any amounts paid by the Operator to the Bareboat Charterer or any other person under or pursuant to the Operations Agreement as an indemnity for third party operational or liability claims of any nature.

LIBOR means, in relation to a particular period:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for any Interest Period, the Interpolated Screen Rate; or

(c)	if no Screen Rate is available for any Interest Period and it is not possible to calculate an Interpolated Screen Rate for that Interest Period, the Reference Bank Rate,

at, in the case of paragraphs (a) and (c) above, 11.00 a.m. London time two (2) Banking Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Loan (or any other relevant part of the Loan) and for a period comparable to the relevant Interest Period provided always that if that rate is less than zero, LIBOR shall be deemed to be zero.

Loan means the Atradius Loan and the Commercial Loan and Loans means all of them.

Losses means all losses, liabilities, costs, charges, expenses, damages and outgoings of whatsoever nature (including without limitation, Taxes (but excluding taxes levied on the overall income or profits of any Facility Beneficiary in the jurisdiction in which its principal or Facility Office under the Facility Documents is located), stamp duties and other duties or charges, registration fees, repair costs, insurance premiums, fees of insurance advisers reasonably incurred, fees of technical consultants, printing costs, out-of-pocket expenses and fees and disbursements of legal counsel reasonably incurred, together with any value added or similar tax payable in respect thereof) but excluding, for the avoidance of doubt, any loss of profits.

Loss Payable Clause means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance documents, such Loss Payable Clause to be in the form set out in Appendix C to the Pre-Delivery Assignment, Appendix C to the Assignment or in such other form as may from time to time be reasonably required by the Facility Security Trustee acting on the instructions of the Majority Facility Lenders.

Majority Atradius Facility Lenders means, together, at any relevant time, (i) the Atradius Facility Lenders the aggregate of whose Atradius Facility Contributions equal or exceed sixty-six and two-thirds per cent. (66.66%) of the Atradius Loan at that time, or (ii) if no Atradius Facility Advance has been made, the Atradius Facility Lenders the aggregate of whose Atradius Facility Commitments at that time equal or exceed sixty-six and two-thirds per cent. (66.66%) of the Total Atradius Facility Commitments at that time or, if all of the Atradius Facility Commitments have been reduced to zero at or prior to that time, the Atradius Facility Lenders the aggregate of whose Atradius Facility Contributions immediately prior to that reduction equalled or exceeded sixty-six and two-thirds per cent. (66.66%) of the Atradius Loan at that time.

Majority Commercial Facility Lenders means, together, at any relevant time, (i) the Commercial Facility Lenders the aggregate of whose Commercial Facility Contributions equal or exceed sixty-six and two-thirds per cent. (66.66%) of the Commercial Loan at that time, or (ii) if no Commercial Facility Advance has been made, the Commercial Facility Lenders the aggregate of whose Commercial Facility Commitments at that time equal or exceed sixty-six and two-thirds per cent. (66.66%) of the Total Commercial Facility Commitments at that time or, if all of the Commercial Facility Commitments have been reduced to zero at or prior to that time, the Commercial Facility Lenders the aggregate of whose Commercial Facility Contributions immediately prior to that reduction equalled or exceeded sixty-six and two-thirds per cent. (66.66%) of the Commercial Loan at that time.

Majority Facility Lenders means, together, at any relevant time, (i) at any time prior to the end of the Availability Period, the Majority Atradius Facility Lenders and the Majority Commercial Facility Lenders, or (ii) at any time on or after the end of the Availability Period, the Facility Lenders the aggregate of whose Contributions equal or exceed sixty-six and two-thirds per cent. (66.66%) of the Loan at that time, or, if all of the Commitments have been reduced to zero at or prior to that time, the Facility Lenders the aggregate of whose Contributions immediately prior to that reduction equalled or exceeded sixty-six and two-thirds per cent. (66.66%) of the Loan at that time.

Mandated Lead Arrangers means the banks listed in Schedule 1, Part 2 of this Agreement.

Margin means:

(a)	in relation to the Atradius Facility, zero point nine per cent (0.90%) per annum; and

(b)	in relation to the Commercial Facility, two point five per cent (2.50%) per annum.

Master Agreement Charge means the first priority charge in respect of the Hedging Agreements executed or, as the context may require, to be executed, by the Borrower in favour of the Facility Security Trustee, in the Agreed Form.

Material Adverse Effect means a material adverse change in, or a material adverse effect on:

(a)	the financial conditions, assets, prospects or business of any Security Party or on the consolidated financial condition, assets, prospects or business of the Group;

(b)	the ability of any Security Party to perform and comply with its obligations under the Facility Document or Project Document or to avoid any Event of Default;

(c)	the validity, legality or enforceability of any Facility Document or Project Document; or

(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Facility Document or Project Document or the priority and ranking of any such security,

provided that, in determining whether any of the foregoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Facility Beneficiaries shall consider such circumstance in the context of (x) the Group taken as a whole and (y) the ability of the Security Parties to perform each of their obligations under the Facility Documents and Project Documents.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that (i) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Banking Day in that calendar month and (ii) if the numerically corresponding day is not a Banking Day, that period shall end on the next Banking Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Banking Day, and Months and monthly shall be construed accordingly.

Mortgage means the first priority mortgage over the Vessel executed or to be executed by the Borrower in favour of the Facility Security Trustee and registered or to be registered against the Vessel in accordance with all Applicable Laws in the Flag State, in the Agreed Form.

Necessary Authorisations means all Authorisations of any person including any government or other regulatory authority required by Applicable Law to enable it to:

(a)	lawfully enter into and perform its obligations under the Facility Documents to which it is party;

(b)

ensure the legality, validity, enforceability or admissibility in evidence in England, the governing law of such document and, if different, its jurisdiction of incorporation, of such Facility Documents to which it is party; and

(c)	carry on its business from time to time.

Notices of Assignment means each notice and (where applicable) corresponding acknowledgment of assignment in the form set out in the relevant Appendix (Notices of Assignment) to the Pre-Delivery Assignment, the relevant Appendix (Notices of Assignment) to the Assignment, each other notice and (where applicable) corresponding acknowledgment of assignment issued pursuant to the Assignment and/or the Bareboat Charterer Assignment and/or the Master Agreement Charge and each notice of assignment and (where applicable) corresponding acknowledgement of assignment issued pursuant to each other Facility Security Document.

Notified Lender has the meaning given to it in clause 7.8.2(b) of this Agreement.

Operating Revenue means all moneys payable as O&M Rates (as defined in the Operations Agreement) by QGEP to the Operator under and pursuant to the Operations Agreement.

Operations Agreement means the operations agreement dated 15 December 2014 between QGEP and the Operator in relation to the Vessel, in the Agreed Form and at any time on or after the Operator Novation Date, including the Operator Novation Agreement.

Operator means at any time prior to the Operator Novation Date, Teekay Petrojarl Produção Petrolífera de Brasil Ltda., a company incorporated under the laws of Brazil with its registered office at Estrada São José e Imboassica, s/n, Suite 201, Edifício G-01, OSEP Brasil, Imboassica, Macaé, State of Rio de Janeiro, Brazil, enrolled with Taxpayer Registry under No. 08.258.193/0001-97 and, at any time on or after the Operator Novation Date, Teekay Petrojarl I Serviços de Petróleo Ltda., a company incorporated under the laws of Brazil with its registered office at Estrada São José e Imboassica, s/n, suite 201, edifício G-1, OSEP Brasil, Imboassica, Macae, Rio de Janeiro, CEP 27.925-540, Brazil.

Operator Novation Agreement means the agreement pursuant to which all the rights and obligations of Teekay Produção Petrolífera de Brasil Ltda. under the Operations Agreement are transferred to Teekay Petrojarl I Serviços de Petróleo Ltda., as agreed by QGEP.

Operator Novation Date means the date upon which the Operator Novation Agreement becomes effective.

Operator Undertaking means the subordination undertaking of the Operator in the form attached to the Deed of Covenants.

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Performance Bond means the performance bond No. 9862 AK 25 dated 19 January 2015 issued by the Bond Guarantor in favour of the Borrower, as amended by a Permitted Amendment.

Permitted Amendment means any amendment permitted pursuant to the terms of the Facility Documents.

Permitted Liens means:

(a)	any repairer’s or outfitter’s possessory lien for a sum in aggregate at any time not (except with the prior written consent of the Facility Agent) exceeding ten million Dollars ($10,000,000);

(b)	any lien on the Vessel for master’s, officer’s or crew’s wages arising in accordance with usual maritime practice which are not overdue; and

(c)	any lien for salvage,

(each a Permitted Lien).

Permitted Security Interest means:

(a)	any Security Interest created by the Facility Security Documents and any set-off rights granted under the Hedging Agreements;

(b)

any lien arising in the ordinary course of business or operation of the Vessel by statute or by operation of law in respect of obligations which are not more than thirty (30) days overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such lien do not in the opinion of the Facility Agent involve any likelihood of the sale, forfeiture or loss of, or of any interest in, the Vessel or any Total Loss Proceeds;

(c)

any Security Interest arising out of any claims, judgments, or awards against a Security Party which are being contested in good faith by that Security Party or which are the subject of a pending appeal (and for the payment of which adequate reserves have been provided) so long as any such claims, judgments or awards or the continued existence of such Security Interest do not in the reasonable opinion of the Facility Agent involve any likelihood of the sale, forfeiture or loss of, or of any interest in, the Vessel or any Total Loss Proceeds; and

(d)	any Permitted Lien.

Pre-Delivery Assignment means the first priority assignment and charge executed or to be executed by the Borrower in favour of the Facility Security Trustee, in the Agreed Form.

Project Counterparties means together:

(a)	the Charterer;

(b)	the Operator;

(c)	the Builder;

(d)	the Charterer Guarantors; and

(e)	each other person who may from time to time replace any of the parties referred to above as party to any of the Project Documents,

(each a Project Counterparty).

Project Documents means:

(a)	the Operations Agreement;

(b)	the Refurbishment Contract;

(c)	the Performance Bond;

(d)	the Refurbishment Guarantee;

(e)	the Charter;

(f)	the Bareboat Charter;

(g)	the Charterer Guarantees; and

(h)

any change orders or other deed, document, agreement or instrument amending, varying, supplementing, ratifying, confirming, extending or renewing any of the foregoing documents or any of the terms and conditions thereof or consenting to the amendment or variation of the terms and conditions thereof,

(each a Project Document).

Proportionate Share means, at any time prior to an Advance being made, the proportion which a Facility Lender’s Commitment then bears to the aggregate Commitments of all the Facility Lenders being on the date of this Agreement the percentage indicated against the name of that Facility Lender in Schedule 1 of this Agreement, and at any time after an Advance has been made, the proportion which a Facility Lender’s Contribution then bears to the Loan.

Quarter Date means (i) the date falling three (3) Months subsequently to the Drawdown Date for the first Advance, (ii) each date falling three (3) Months subsequently to the previous Quarter Date, and (iii) each Application Date will also be a Quarter Date.

Quiet Enjoyment Undertaking means the agreement executed or, as the context may require, to be executed by the Facility Security Trustee in favour of, and acknowledged by, the Charterer and QGEP in relation to the Vessel, in the form attached to the Charter.

QGEP means Queiroz Galvão Exploração e Produção S.A., of Av. Almirante Barroso, 52 -11º andar, CEP: 20031-918, Rio de Janeiro, Brazil.

Rate of Exchange means, in relation to a date, the last price of exchange for the purchase of Euros with Dollars on that date published on the Bloomberg FX historical price table screen.

Rebalancing means a rebalancing pursuant to clause 3.12 of this Agreement.

Rebalancing Notice means the written notice from the Borrower to the Facility Agent specifying the calculation of the amounts (together with supporting invoices) of the Aggregate Dollar Equivalent Amount of the Contract Price, requesting a rebalancing pursuant to clause 3.12, and specifying the date upon which it should occur.

Receiver means and includes any receiver and/or manager of the Facility Secured Property or any part thereof appointed under or pursuant to any Facility Document (and whether acting as agent for any Facility Beneficiary or otherwise).

Reference Banks means in relation to LIBOR, any three (3) banks or financial institutions acceptable to the Facility Agent and the Borrower.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Refurbishment Contract means the contract entered into between the Builder and the Borrower in relation to the refurbishment of the Vessel as further amended from time to time by a Permitted Amendment.

Refurbishment Costs means (a) the Eligible Delivered Costs but excluding (b) eighty five per cent. (85%) of the Contract Price and the Atradius Premium.

Refurbishment Guarantee means the parent company guarantee dated 6 January 2015 executed by the Refurbishment Guarantor in favour of the Borrower, in the Agreed Form.

Refurbishment Guarantor means B.V. Holding Maatschappij Damen.

Related Company in relation to any person means (i) any Subsidiary for the time being of such person, (ii) any company or other entity of which such person is for the time being a Subsidiary, and (iii) any Subsidiary for the time being of any such person referred to in (ii) above.

Relevant Period means (i) the period commencing on the earlier of (a) six Months after the Delivery Date and (b) the Charter Date of Acceptance and ending on the first anniversary thereof, and (ii) each subsequent period commencing on the last day of the previous Relevant Period and ending on the first anniversary thereafter and (iii) the last Relevant Period shall end on the fifth anniversary of the earlier of (a) six Months after the Delivery Date and (b) the Charter Date of Acceptance.

Repayment Amount means, in relation to any Application Date, the repayment amounts set out in the Schedule of Repayment Amounts (or, if none exists, in clause 5.1) in relation to that Application Date.

Requisition Compensation means all sums of money or other compensation from time to time payable during the Facility Security Period by reason of the Compulsory Acquisition of the Vessel.

Restricted Person means a person that is:

(a)	listed on, or directly, or so far as the Borrower is aware (but without responsibility to make specific inquiries) indirectly, owned or controlled by a person listed on any Sanctions List;

(b)

located in, incorporated under the laws of, or directly, or so far as the Borrower is aware (but without responsibility to make specific inquiries) indirectly, owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide Sanctions); or

(c)	otherwise a target of Sanctions.

Restricted Proceeds means any Insurance Proceeds if the full amount of the same exceeds the Casualty Amount.

Revenue means all moneys whatsoever from time to time due or payable to the Borrower arising out of the use or operation of the Vessel including (but without limiting the generality of the foregoing) all Charter Rate, freight, hire and passage moneys, moneys arising under any charter contract, bareboat charter or other agreement between it and any operator, income, income arising under pooling arrangements, compensation payable to the Borrower in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach of any such charterparty or other contract for the employment of the Vessel.

Sanctions means any economic or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the United States government;

(b)	the United Nations;

(c)	the European Union;

(d)	the Netherlands or Finland;

(e)	any country to which any Security Party is bound; or

(f)

the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, and Her Majesty’s Treasury (HMT) (together Sanctions Authorities).

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets and Investment Ban List” issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities.

Schedule of Repayment Amounts means at any time the latest Schedule of Repayment Amounts prepared pursuant to and in accordance with clause 5 of this Agreement.

Screen Rate means in relation to LIBOR, the ICE Benchmark Administration Limited Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters page LIBOR 01 (or such other page or pages or service which replace(s) such page or service for the purposes of displaying offered rates of leading banks) for deposits in Dollars.

Secured Property means (i) the security, powers, rights, titles, benefits and interests (both present and future, actual or contingent) constituted by and conferred upon the Facility Beneficiaries or any of them under or pursuant to the Facility Documents and any notices or acknowledgements or undertakings given in respect of or in connection with any of the Facility Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Facility Beneficiary in the Facility Documents and any notices or acknowledgements or undertakings given in respect of or in connection with any of the Facility Documents), (ii) all moneys and other assets paid or transferred to or vested in any Facility Beneficiary or any agent of any Facility Beneficiary or any Insolvency Official or received or recovered by any Facility Beneficiary or any agent of any Facility Beneficiary or any Insolvency Official pursuant to, or in connection with, any of the Facility Documents and any notices or acknowledgements or undertakings given in respect of or in connection with any of the Facility Documents, whether from any Security Party, any Project Counterparty or any other person, and (iii) all moneys, investments, and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Facility Beneficiary or any agent of any Facility Beneficiary or any Insolvency Official in respect of the same (or any part thereof).

Security means any Security Interest created or purported to be created by any of the Facility Security Documents.

Security Interest means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind securing any obligation of any person or any other arrangement having the effect of conferring rights of retention or set-off (but excluding any right of set-off arising in favour of a banker prior to such right becoming exercisable) or other disposal rights over an asset (including without limitation title transfer and/or retention arrangements having a similar effect) and includes any agreement to create any of the foregoing but does not include liens arising in the ordinary course of trading by operation of law and not by way of contract.

Security Parties means the Borrower, the Bareboat Charterer, the Operator, the Sponsor, the Shareholders and any other party which the Borrower and the Facility Security Trustee agree (after the date of this Agreement) shall be a Security Party (each a Security Party).

Security Powers of Attorney means:

(a)	in respect of the Borrower, the power of attorney coupled with security and issued or to be issued by the Borrower in favour of the Facility Security Trustee, in the Agreed Form;

(b)

in respect of the Bareboat Charterer, the power of attorney coupled with security and issued or to be issued by the Bareboat Charterer in favour of the Facility Security Trustee, in the Agreed Form; and

(c)	in respect of the Operator, the power of attorney coupled with security and issued or to be issued by the Operator in favour of the Facility Security Trustee, in the Agreed Form,

and Security Powers of Attorney means all of them.

Shareholder means, the case of the Borrower, the Borrower Shareholder and, in the case of the Bareboat Charterer, the Bareboat Charterer Shareholder, and Shareholders means both of them.

SMC means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

Sponsor means TOO.

Subsidiary means any company or entity directly or indirectly controlled by another person, for which purpose control means either ownership of more than fifty per cent. (50%) of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management whether by contract or otherwise.

Swap Payment means, in relation to a Hedging Agreement and an Interest Payment Date, the amount (if any) payable by the Borrower under and pursuant to that Hedging Agreement on that Interest Payment Date in respect of the difference between interest calculated at the Fixed Rate applicable under that Hedging Agreement and interest calculated at the floating rate then applicable under that Hedging Agreement in respect of the Interest Period ending on that Interest Payment Date (after giving effect to any contractual set-off and/or netting provisions contained in that Hedging Agreement), but shall exclude, for the avoidance of doubt, any amount payable by the Borrower under that Hedging Agreement as a result or consequence of any termination of, or default under, that Hedging Agreement.

Taxes includes all present and future taxes, levies, imposts, duties, fees or charges of a similar nature together with interest thereon and penalties in respect thereof, and Tax and Taxation shall be construed accordingly.

Teekay means Teekay Corporation, a corporation domesticated according to the law of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH-96960.

TOO means Teekay Offshore Partners L.P., a master limited partnership formed and existing according to the law of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands, MH-96960.

TOO Group means TOO and each of its Subsidiaries.

Total Atradius Facility Commitments means the aggregate Atradius Facility Commitments, being eighty eight million Dollars ($88,000,000) as at the date of this Agreement, and as adjusted pursuant to clause 3.12.

Total Commercial Facility Commitments means the aggregate of the Commercial Facility Commitments, being ninety two million Dollars ($92,000,000) as at the date of this Agreement, and as adjusted pursuant to clause 3.12.

Total Commitments means the Total Atradius Facility Commitments and the Total Commercial Facility Commitments.

Total Loss means:

(a)	the actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)	the requisition for title or compulsory acquisition, nationalisation or expropriation of the Vessel by or on behalf of any government or other authority (other than by way of requisition for hire);

(c)

the capture, seizure, arrest, detention, hijacking, theft or confiscation of the Vessel unless the Vessel is released and returned to the possession of the Borrower or the Bareboat Charterer within ninety (90) days after the capture, seizure, arrest, detention or confiscation in question.

Total Loss Proceeds means any proceeds of the Insurances arising in respect of a Total Loss and any Requisition Compensation received in respect of a Compulsory Acquisition.

Transaction Documents means the Facility Documents and the Project Documents (each a Transaction Document).

Transfer Certificate means a certificate substantially in the terms of Schedule 4 to this Agreement.

Transfer Date means, in relation to any Transfer Certificate, the date of the making of the transfer specified in the schedule to such Transfer Certificate.

Unpaid Sum means any sum due and payable but unpaid by a Security Party under the Facility Documents.

Unrestricted Proceeds means all Insurance Proceeds other than Restricted Proceeds.

US Tax Obligor means:

(a)	the Borrower if it is resident for tax purposes in the United States of America; or

(b)	a Security Party some or all of whose payments under the Facility Documents are from sources within the United States for US federal income tax purposes.

Valuation means one written valuation of the Vessel expressed in Dollars prepared by one of the Approved Brokers (or such other firm of reputable independent shipbrokers as may be acceptable to the Majority Facility Lenders (acting reasonably)). Such valuation shall be prepared at the Borrower’s expense without a physical inspection, on the basis of a sale for prompt delivery for cash at arm’s length between a willing buyer and a willing seller without the benefit of any charterparty or other engagement.

Vessel means the floating production, storage and offloading system known as “Petrojarl I” as more particularly described in the Charter and any and all appliances, spare parts, accessories, fittings, instruments, machinery, components, equipment and other facilities or materials allocated to, appropriated for, installed in, attached to or otherwise relating thereto.

Schedule 6

Budget

Damen Yard Cost
(1.10 FX)	98,928,310
FMV Petrojarl I	57,000,000
PMT / PFO	17,100,000
Procurement / Equipment	21,200,000
Transportation	2,500,000
Financing (Including ECA Premium)	7,785,192
Contingency	23,000,000
Success Fee to Teekay Corporation	2,100,000

229,613,502

Schedule 7

Form of Accession Deed

To: [    ] as Facility Agent for and on behalf of the Facility Beneficiaries

From: [New Hedging Provider]

Dated:

Dear Sirs

ACCESSION DEED

1

We refer to the secured loan facility agreement (as from time to time amended, varied, supplemented or novated the Loan Agreement) dated [●] 2015. This deed (the Accession Deed) shall take effect as an Accession Deed for the purposes of the Loan Agreement. Terms defined in the Loan Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2	[New Hedging Provider] agrees to become a Hedging Provider and to be bound by the terms of the Loan Agreement and the other Facility Documents as a Hedging Provider.

3	New Hedging Provider agrees to provide a copy of the Hedging Agreement to which it is a party to the Facility Agent.

4	[New Hedging Provider] administrative details for the purposes of the Loan Agreement are as follows:

Address:

Fax No.:

Attention:

IT IS AGREED as follows:

(a)	The [New Hedging Provider] and each of the Facility Beneficiaries agree that the Facility Security Trustee shall hold:

(i)	any Security in respect of Facility Secured Obligations created or expressed to be created pursuant to the Facility Documents; and

(ii)	all proceeds of that Security,

on trust for the Facility Beneficiaries (including the [New Hedging Provider]) on the terms and conditions contained in the Agreement.

(b)	The [New Hedging Provider] appoints the Facility Agent as its agent and the Facility Security Trustee as its trustee on the terms of, and in accordance with, clause 15 of the Loan Agreement.

5

[New Hedging Provider] acknowledges that pursuant to the Master Agreement Charge, it has received notice that the Borrower has assigned and charged its rights, title and interest in and to the Hedging Agreements in favour of the Facility Security Trustee acting on behalf of the Facility Beneficiaries and agrees to comply with the instructions contained in the notice attached to the Master Agreement Charge.

6	This Accession Deed is a Facility Document.

7	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

THIS ACCESSION DEED has been signed on behalf of the Facility Agent and executed as a deed by [New Hedging Provider] and is delivered on the date stated above.

New Hedging Provider

[EXECUTED as a DEED	)

By: [New Hedging Provider]	)

Witnessed by:

Facility Agent

[EXECUTED as a DEED	)

By: [Facility Agent]	)

Witnessed by:

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

Borrower

SIGNED by	)	Patrick Smith
duly authorised for and on behalf	)	Attorny-in-fact
of PETROJARL I L.L.C.	)

Commercial Facility Lenders

SIGNED by	)
duly authorised for and on behalf	)	Attorny-in-fact
of ABN AMRO CAPITAL USA LLC	)

SIGNED by	)	Daniel O’Connor
duly authorised for and on behalf	)	Managing Director
of SANTANDER BANK, N.A.	)

SIGNED by	)
duly authorised for and on behalf	)	Attorny-in-fact
of NORDEA BANK FINLAND PLC,	)
NEW YORK BRANCH	)

Atradius Facility Lenders

SIGNED by	)
duly authorised for and on behalf	)	Attorny-in-fact
of ABN AMRO CAPITAL USA LLC	)

SIGNED by	)	Daniel O’Connor
duly authorised for and on behalf	)	Managing Director
of SANTANDER BANK, N.A.	)

SIGNED by	)
duly authorised for and on behalf	)	Attorny-in-fact
of NORDEA BANK FINLAND PLC,	)
NEW YORK BRANCH	)

Facility Agent

SIGNED by	)
duly authorised for and on behalf	)	Attorny-in-fact
of ABN AMRO CAPITAL USA LLC	)

Facility Security Trustee
SIGNED by	)
duly authorised for and on behalf	)		Attorney-in-fact
of ABN AMRO CAPITAL USA LLC	)

ECA Agent

SIGNED by	)
duly authorised for and on behalf	)		Attorney-in-fact
of ABN AMRO BANK N.V.	)

Mandated Lead Arrangers

SIGNED by	)
duly authorised for and on behalf	)		Attorney-in-fact
of ABN AMRO CAPITAL USA LLC	)

SIGNED by duly authorised for and on behalf	) )
of BANCO SANTANDER S.A.	)	Jose Luis Diaz Cassou	Francisco Verdugo Muñoz Vice President

SIGNED by	)
duly authorised for and on behalf	)
of NORDEA BANK FINLAND PLC,	)		Attorney-in-fact
NEW YORK BRANCH	)

Bookrunner

SIGNED by	)
duly authorised for and on behalf	)		Attorney-in-fact
of ABN AMRO CAPITAL USA LLC	)